Exhibit 10.1

Riverside KM Beteiligung GmbH

(as Seller)

and

ZTI Merger Subsidiary III, Inc.

(as Purchaser)

SHARE PURCHASE AGREEMENT

REGARDING THE SALE AND PURCHASE OF

ALL SHARES IN

KEYMILE GMBH

related to

PROJECT CONNECT

EU-DOCS\20369585

2

EU-DOCS\20369585

	6.6	CONSEQUENCES OF NON-SATISFACTION OF CLOSING CONDITIONS	24

7.	[INTENTIONALLY LEFT BLANK]		24

8.	CLOSING DATE; CLOSING; CLOSING ACTIONS		24

	8.1	PLACE AND TIME OF CLOSING	24

	8.2	CLOSING	25

	8.3	CONSEQUENCES OF NON-SATISFACTION OF CLOSING ACTIONS	26

9.	SELLER’S REPRESENTATIONS AND WARRANTIES		27

	9.1	GENERAL	27

	9.2	STATUS OF THE SELLER	27

	9.3	TITLE TO SOLD SHARE	28

	9.4	STATUS OF THE GROUP ENTITIES	28

	9.5	SUBSIDIARY INTERESTS	28

	9.6	FINANCIAL STATEMENTS	28

	9.7	FINANCIAL RECORDS	29

	9.8	CONDUCT OF BUSINESS	29

	9.9	GRANT AND STATE AID	29

	9.10	REAL PROPERTY	29

	9.11	MATERIAL AGREEMENTS	30

	9.12	INTELLECTUAL PROPERTY RIGHTS	30

	9.13	EMPLOYMENT MATTERS	31

	9.14	DATA PROTECTION	31

	9.15	ENVIRONMENTAL MATTERS	32

	9.16	LEGAL PROCEEDINGS	32

	9.17	ANTI-CORRUPTION	32

	9.18	COMPLIANCE WITH LAWS	32

	9.19	TAX	32

	9.20	FINDER’S FEE AND MANAGEMENT INCENTIVES	33

	9.21	INFORMATION DISCLOSED	33

	9.22	NO OTHER REPRESENTATIONS OR WARRANTIES	33

10.	SELLER’S COVENANTS		33

	10.1	CONDUCT OF BUSINESS PRIOR TO CLOSING	33

	10.2	PURCHASER’S CONSENT	35

3

EU-DOCS\20369585

	10.3	FUNDING OBLIGATIONS WITH REGARD TO THE SELLER	35

	10.4	W&I INSURANCE PREMIUM	35

11.	RESTRUCTURING AND ABB SALE		35

12.	PURCHASER’S REMEDIES		36

	12.1	BREACH; INDEMNIFICATION; LOSSES	36

	12.2	CLAIM PROCEDURES	38

	12.3	LIMITATIONS OF SELLER’S LIABILITY	39

	12.4	REIMBURSEMENTS	40

	12.5	NO ADDITIONAL RIGHTS OR REMEDIES	40

13.	TAXES		41

	13.1	INDEMNIFICATION	41

	13.2	TAX REFUNDS, EXCESS TAX BENEFITS, INDEMNIFICATION OF SELLER ETC.	42

	13.3	COOPERATION ON TAX MATTERS	43

	13.4	SOLE PROVISIONS FOR TAXES	44

14.	PURCHASER’S GUARANTEES		45

	14.1	STATUS OF THE PURCHASER	45

	14.2	NO KNOWLEDGE OF BREACH	45

	14.3	CONTACTS WITH MANAGEMENT	46

	14.4	ACQUISITION FOR THE PURCHASER’S OWN ACCOUNT	46

	14.5	INFORMATION ON CLEARANCES	46

	14.6	ACCESS TO INFORMATION	46

	14.7	COOPERATION	46

	14.8	BOARD MEMBERS	47

	14.9	FURTHER INDEMNITIES	47

15.	SELLER’S REMEDIES		48

16.	MISCELLANEOUS		48

	16.1	NOTICES	48

	16.2	COSTS, TAXES AND EXPENSES	49

	16.3	PUBLIC DISCLOSURE	49

	16.4	ENTIRE AGREEMENT	49

	16.5	AMENDMENTS, SUPPLEMENTS	49

4

EU-DOCS\20369585

16.6	ASSIGNMENTS	49

16.7	NO RIGHTS OF THIRD PARTIES	49

16.8	INTERPRETATION	49

16.9	GOVERNING LAW; JURISDICTION; AGENT FOR SERVICE OF PROCESS	50

16.10	SEVERABILITY	50

5

EU-DOCS\20369585

INDEX OF EXHIBITS

Exhibit 2.2	List of Subsidiaries
Exhibit 3.4	Shareholders’ Approval
Exhibit 4.3.1	Aggregated Reserves Amount
Exhibit 5.2.1	Seller’s Account
Exhibit 5.2.2	Purchaser’s Account
Exhibit 8.2.1(b)-1	Seller’s Board Members
Exhibit 8.2.1(b)-2	Shareholder’s Resolution re Removal of Seller’s Board Members
Exhibit 8.2.1(c)	Shareholder’s Resolutions re Discharge of Seller’s Board Members (included in Exhibit 8.2.1(b)-2)
Exhibit 8.2.1(i)	Shareholders’ Commitment
Exhibit 8.2.1(k)	Transfer of Ownership Confirmation
Exhibit 8.2.1(1)	Working Capital Facility
Exhibit 8.2.3	Form of Closing Confirmation
Exhibit 9.1.2	Seller’s Knowledge
Exhibit 9.1.3	W&I Insurance
Exhibit 9.4.2	No Insolvency
Exhibit 9.5.2	Subsidiary Interests
Exhibit 9.6-1	Financial Statements
Exhibit 9.6-2	Management Accounts
Exhibit 9.6-3	Deviations to IFRS
Exhibit 9.8	Conduct of Business
Exhibit 9.9	Grant and State Aid
Exhibit 9.10.2	Real Property
Exhibit 9.11.1	Material Agreements

6

EU-DOCS\20369585

Exhibit 9.12.2	Registered IP
Exhibit 9.12.3	Infringements of Third Party's IP
Exhibit 9.13.1	Key Employees
Exhibit 9.13.2	List of Employees
Exhibit 9.13.4	Works Councils
Exhibit 9.13.5	Employee Benefits
Exhibit 9.13.6	Pension Commitments
Exhibit 9.13.7	Labor Disputes or Proceedings
Exhibit 9.15	Environmental Matters
Exhibit 9.16	Legal Proceedings
Exhibit 9.18	Compliance
Exhibit 9.19	Tax
Exhibit 9.20	Finder's Fee & Management Incentives
Exhibit 10.1.1	Exceptional Actions during Interim Period
Exhibit 10.1.3	Non-Restricted Actions
Exhibit 10.1.4	Permitted Leakage
Exhibit 11.1.1(c)	Transferred or Terminated Employees
Exhibit 12.1.5(d)(iii)	Confirmation of Data Room provider

7

EU-DOCS\20369585

THIS AGREEMENT is made

BETWEEN

(1)

Riverside KM Beteiligung GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Hanover under registration number HRB 208686, and having its registered office in Wohlenbergstraβe 3, 30179 Hannover,

- the “Seller”-

and

(2)

ZTI Merger Subsidiary III Inc., a corporation with limited liability, organized under the laws of Delaware, registered under registration number 3056631 and having its business address in 7195 Oakport Street, Oakland, California 94621 and its registered office in 15 East North St., City of Dover, County of Kent, Delaware, USA,

- the “Purchaser”-

(the Seller and the Purchaser collectively referred to as the “Parties”, and each of them as a “Party”).

RECITALS

(A)

The Seller is the sole shareholder of Keymile GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Hanover under registration number HRB 208693 and having its registered office in Wohlenbergstraβe 3, 30179 Hannover, Germany (the “Company”).

(B)

The Company is the holding company of the Group Entities. The Group is a leading manufacturer of data transmission systems for telecommunication network operators and engaged in the business of broadband systems. The Group's business, taken as a whole, as presently conducted, disregarding the transactions contemplated by this Agreement (such transactions contemplated in this Agreement collectively the “Transaction”) or any intentions of the Purchaser, shall hereinafter be referred to as the “Business”.

(C)	The Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, all of the shares in the Company owned by the Seller.
(D)

The Purchaser, the Seller and DASAN Zhone Solutions, Inc. simultaneously enter into the guarantee which is included in Part B of this deed, governed by the laws of the State of New York, USA, duly executed on behalf of the Purchaser and the Purchaser's ultimate parent company DASAN Zhone Solutions Inc., a corporation with limited liability, organized under the laws of Delaware, registered under registration number 2742244 (the “NY Law Guarantee”), securing the Purchaser's obligations to pay the Purchase Price (for the avoidance of doubt, only after the Closing Conditions have either been duly fulfilled or duly waived pursuant to Section 6.2 (including the AWV Clearance)), and the Company's obligations under the Working Capital Facility.

(E)	The Parties confirm that they have freely discussed and negotiated all and any clauses of this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	DEFINITIONS

In this Agreement, the following terms and abbreviations shall have the following meanings:

“ABB” means ABB Schweiz AG, a stock corporation (Aktiengesellschaft) organized under the laws of Switzerland, with business address at Brown Boveri Straβe 6, 5400 Baden, Switzerland, registered with the commercial register of the canton of Aargau under firm number CHE-101.538.426;

“ABB Escrow Agreement” means the escrow agreement between the Company, HYTEC GmbH, ABB and Barandun von Graffenried AG as escrow agent entered into in connection with the ABB SPA;

“ABB SPA” means the share- and asset purchase agreement dated 30 June 2017 relating to the sale and purchase of all of the Company's shares in Keymile AG and certain of the Company's and HYTEC Gerätebau Gesellschaft mit beschränkter Haftung's assets and liabilities as well as certain assets and liabilities of certain of the Company's Affiliates, in each case pertaining to and forming the Company's former business unit mission critical systems (the “MCS Business”);

EU-DOCS\22159719

“Affiliate(s)” means any affiliated company (verbundenes Unternehmen), irrespective whether German or foreign, within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz);

“Agreement” means this Share Purchase Agreement;

“Aggregate Reserves Amount” has the meaning given in Section 4.3.1;

“Anti-Corruption Laws” has the meaning given in Section 9.17;

“Beneficiary” has the meaning given in Section 14.9.2;

“BGB” means the German Civil Code (Bürgerliches Gesetzbuch);

“Breach” has the meaning given in Section 12.1.1;

“Breach Notice” has the meaning given in Section 12.2.1;

“Business” has the meaning given under Recital (B);

“Business Day” means any day (other than a Saturday or Sunday) on which banks are open for business in Hamburg, Germany;

“Clearances” has the meaning given in Section 6.3.1;

“Closing” has the meaning given in Section 8.1;

“Closing Action(s)” has the meaning given in Section 8.2.1;

“Closing Actions Part I” has the meaning given in Section 8.2.1;

“Closing Condition(s)” has the meaning given in Section 6.1;

“Closing Confirmation” has the meaning given in Section 8.2.3;

“Closing Date” has the meaning given in Section 8.1;

“Company” has the meaning given in Recital (A);

“Confidentiality Agreement” means the confidentiality agreement between REF IV Luxembourg S.à r.l. and DASAN Zhone Solutions, Inc. dated 3 August 2017;

“Contact Person” has the meaning given in Section 10.2.2;

“Data Carrier” has the meaning given in Section 12.l.5(d)(ii);

“Data Protection Laws” has the meaning given in Section 9.14.1;

“De Minimis Amount” has the meaning given in Section 12.3.2;

“Deductible Amount” has the meaning given in Section 12.3.2;

“Default Interest” has the meaning given in Section 5.4.1;

“Due Diligence” means the depth inspection, examination and determination with respect to the Sold Shares, the Group Entities and their business, including the extensive due diligence investigation based on the information provided by the Seller or Seller's Representatives (the “Due Diligence”);

“Due Diligence Material” has the meaning given in Section 12.1.5(d)(ii);

“Effective Date” has the meaning given in Section 3.3.1;

“Employee Benefits” has the meaning given in Section 9.13.5;

“Environment” means any and all living organisms or ecosystems, the media of air (including air within buildings, other man-made structures and natural structures above or below ground), water and land

EU-DOCS\22159719

(including buildings and other man-made structures above or below ground);

“Environmental Laws” means all applicable laws which:

(a)  have as a purpose or effect the protection of, or prevention of harm to, human health or the Environment;

(b)  relate to health and safety or compensation for harm; or

(c)  relate to the generation, transportation, storage, treatment, use or disposal of any Hazardous Substance;

“Exempted Claims” has the meaning given in Section 12.3.1;

“Fairly Disclosed” means that the disclosure was made under an index item or agenda item reasonably associated with the matter in question and in a manner and in such reasonable detail that the relevant facts and risks could be identified by applying the standard of care of a reasonable businessman;

“Filings” has the meaning given in Section 6.3.2;

“Financial Statements” has the meaning given in Section 9.6;

“Fundamental Claims” has the meaning given in Section 12.3.l(d);

“German GAAP” means German generally accepted accounting principles in accordance with the HGB;

“Governing Law” has the meaning given in Section 16.9.1;

“Governmental Authority” means (i) any government, governmental or quasi-governmental authority, entity, ministry, department, commission, board, agency or instrumentality; (ii) any court, tribunal, or judicial or arbitral body, whether federal, state, provincial, local or foreign; and (iii) any body exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature;

“Grants” has the meaning given in Section 9.9;

“Group” has the meaning given in Section 2.2;

“Group Entit(y/ies)” has the meaning given in Section 2.2;

“Group Entities’ Representatives” means the directors, officers, employees, representatives, advisors and counsel of the Group Entities;

“Halder” means Halder Germany II GmbH & Co. KG and CAP4CAP Administration GmbH and their respective directors, officers, employees and consultants;

“Hazardous Substance” means any natural or artificial substance (whether solid, liquid or gas), noise, ion, vapour, electromagnetic charge or radiation which is capable of causing harm to or having a deleterious effect on the Environment or which is capable of being a nuisance;

“HGB” means the German Commercial Code (Handelsgesetzbuch, HGB);

“HYTEC GmbH” shall mean former HYTEC Gerätebau Gesellschaft mit beschränkter Haftung, a limited liability company organized under the laws of Germany, with business address a Cochemer Straβe 12-14, 68309 Mannheim, formerly registered with the commercial register of the local court of Mannheim under HRB 7514, merged into the Company as of 12 January 2018;

“Intellectual Property Rights” means intellectual property rights, similar rights and forms of protection with comparable effect, irrespective of the country in which such rights were granted and regardless of whether they are or could be recorded in a public register, including applications for rights such as patents, trademarks, utility models, design patents, semi-conductor proprietary rights, plant variety protective rights, internet domain names, business designations, geographical indications of origin, copyrights and other ancillary copyrights;

“Interim Accounts” has the meaning given in Section 4.3.2;

“Interim Period” has the meaning given in Section 10.1.1;

EU-DOCS\22159719

“Insured Claims” has the meaning given in Section 12.3.3;

“Key Employees” has the meaning given in Section 9.13.1;

“Leakage” has the meaning given in Section 10.1.4;

“Liquidity Reserve” has the meaning given in Section 10.3.1;

“Longstop Date” has the meaning given in Section 6.6.1;

“Loss Compensation Claim” has the meaning given in Section 4.4.2;

“Losses” has the meaning given in Section 12.1.2;

“Material Adverse Effect” means any change or effect that is, and/or could reasonably be expected to be, materially adverse to (i) the assets, financial condition and/or results of operations (Vermögens-, Finanz-und/oder Ertragslage) of the Group taken as a whole, that results, or could reasonably be expected to result, in Losses of the Group Entities in excess of EUR 1,100,000 (in words: one million one hundred thousand Euro) in the individual case or in a fiscal year, provided that Losses resulting from the same or a similar source (Serienschäden) shall be aggregated in order to determine whether a Material Adverse Effect has occurred; or (ii) the ability of the Purchaser to perform its payment obligations under this Agreement.

“Material Agreement(s)” has the meaning given in Section 9.11.1;

“Neutral Auditor” has the meaning given in Section 4.4.7;

“Notary” has the meaning given in Section 8.2.3;

“NY Law Guarantee” has the meaning given in Recital (D);

“Part(y/ies)” has the meaning given in the Parties’ Section;

“Pension Commitments” has the meaning given in Section 9.13.6;

“Permitted Leakage” has the meaning given in Section 10.1.4;

“PLTA” has the meaning given in Section 2.3;

“PLTA Financial Statements” has the meaning given in Section 4.4.3;

“Post-Closing Payment” has the meaning given in Section 4.3.4;

“Pre ED Profit Transfer Claim Amount” has the meaning given in Section 4.3.3;

“Pre-Effective Date Tax Period” means any taxable period or portions thereof ending on or before the Tax Effective Date;

“Pre-Profit Transfer” has the meaning given in Section 4.3.2;

“Pre-Profit Transfer Amount” has the meaning given in Section 4.3.3;

“Profit Transfer Claim” has the meaning given in Section 4.4.2;

“Profit Transfer Claim Amount” has the meaning given in Section 4.3.3;

“Purchaser” has the meaning given in the Parties' Section;

“Purchaser’s Account” has the meaning given in Section 5.2.2;

“Purchase Price” has the meaning given in Section 4.1.1;

“Purchaser's Representation(s)” has the meaning given in Section 14;

“Purchaser’s Representatives” means the Purchaser's and any of its Affiliates' directors, officers,

EU-DOCS\22159719

employees, representatives, advisors and counsel;

“Purchaser's Reports” has the meaning given in Section 12.1.5(d)(iii);

“Registered IP” has the meaning given in Section 9.12.2;

“Relevant Taxes” means any Taxes payable by a Group Entity, or any successor to all or parts of their business, relating to the Pre-Effective Date Tax Period irrespective of whether assessed before or after the Tax Effective Date with the proviso that with respect to Taxes that are payable for a taxable Straddle Period (as defined below)

(i)

in the case of any Tax based upon, or measured by, income, sales, transfers, gross receipts, wages, capital expenditures, expenses or any similar Tax base, the amount of Taxes to be allocated to the Pre-Effective Date Tax Period shall be equal to the amount that would be payable if the taxable period ended on the Tax Effective Date; and

(ii)

in the case of any other Tax the amount of Taxes to be allocated to the Pre Effective Date Tax Period shall be equal to the amount of Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days of the portion of the taxable period ending on the Tax Effective Date and the denominator of which is the number of days of the entire taxable period.

For the avoidance of doubt, the term Relevant Taxes shall not include any Taxes to be borne by the Purchaser pursuant to Section 16.2.1 and shall include any Taxes payable by a Group Entity (i) for the fiscal year 2016, (ii) for the fiscal year 2017, (iii) for the fiscal year 2018 to the extent they relate to the Pre-Effective Date Tax Period, or (iv) otherwise arising as a result of a Tax audit covering the Pre-Effective Date Tax Period or parts thereof, including, but not limited to, the currently ongoing Tax audit for the fiscal years 2012 to 2015;

“Relevant Tax Returns” has the meaning given in Section 13.3.3;

“Removal Resolutions” has the meaning given in Section 8.2.l(b);

“Reserve Tax Claim” has the meaning given in Section 13.2.3;

“Revised PLTA Financial Statements” has the meaning given in Section 4.4.6;

“Riverside” means Riverside Global Partners LLC, its subsidiaries and their respective directors, officers, employees, consultants, advisors and finance providers;

“Seller” has the meaning given in the Parties' Section;

“Seller's Account” has the meaning given in Section 5.2.1;

“Seller's Board Members” has the meaning given in Section 8.2.l(b);

“Seller's Group” means the Seller and all legal entities controlled by the Seller within the meaning of Section 17 of the German Stock Corporation Act (Aktiengesetz) as well as its Affiliates (other than the Group Entities);

“Seller's Knowledge” has the meaning given in Section 9.1.2;

“Seller's Representation(s)” has the meaning given in Section 9.1.1;

“Seller's Representatives” means the Seller's Group, Riverside or any of the Seller's, Seller's Group or Riverside's respective directors, board members, officers, employees, representatives, advisors and counsel;

“Sell-Side W&I Insurance” means the W&I insurance to be entered into between the Seller and AIG in order to cover potential tax claims of the purchasing party under the ABB SPA with (i) a term of not less than seven (7) years and (ii) a policy limit of not less than EUR 26,000,000 (in words: Euro twenty-six million) (although it is the position of the Seller, advised by PwC, that such tax claims, if any, should be far below such amount).

“Signing Date” means the date of this Agreement;

EU-DOCS\22159719

“Sold Shares” has the meaning given in Section 2.1;

“Statement of Objections” has the meaning given in Section 4.4.6;

“Straddle Period” means a taxable period beginning before and ending after the Tax Effective Date;

“Subsidiary Interests” has the meaning given in Section 2.2;

“Subsidiar(y/ies)” has the meaning given in Section 2.2;

“Targeted Closing Date” has the meaning given in Section 8.1;

“Tax(es)” means (i) any levies within the meaning of sec. 3 para. 1 to 3 of the German Tax Code (Abgabenordnung - AO) (including, but not limited to, any wage taxes (Lohnsteuern)) and any similar forms of taxation under applicable domestic or foreign law, levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and in any case also including (i) withholding taxes and statutory secondary liability (Haftung kraft Gesetzes) for taxes owed by others (e.g., pursuant to sec. 73 or 75 of the German General Tax Code (AO) or any similar provision under foreign law), (ii) social security contributions and other similar employment-related contributions, (iii) customs (Zölle), and any contractual obligations in relation to a secondary liability for taxes (e.g., tax allocation agreements (Steuerumlageverträge), or obligations to indemnify, or to hold harmless, for any such taxes under any historic share purchase agreement including contractual tax liabilities resulting, e.g,. from the tax indemnity granted within the ABB SPA as well as, in each and any case, together with any interest, penalty or other kind of addition thereon or relating thereto and incidental payments related thereto (in particular any ancillary charges (steuerliche Neben leistungen) within the meaning of sec. 3 para. 4 of the German Tax Code (AO);

“Tax Authority” means any federal, state, municipal or other governmental authority competent to impose any liability in respect of Taxes or responsible for the administration and/or collection of Taxes or enforcement of any law in relation to Taxes;

“Tax Benefit” has the meaning given in Section 13.1.1(e);

“Tax Claims” has the meaning given in Section 13.1.1;

“Tax Effective Date” shall mean for all income Taxes 31 August 2018 (e.g., German corporate income tax and German trade tax), for withholding Taxes on regular and/or constructive dividend distributions by any of the Group Entities the Closing Date and for all other taxes 30 September 2018, 11:59:59 p.m. (CET). For the avoidance of doubt, accessory amounts to Taxes shall be treated accordingly.

“Tax Proceedings” means any administrative or judicial proceeding or action relating directly or indirectly, fully or in part to Relevant Taxes, Taxes imposed or to be imposed on the Seller or any of its Affiliates, Tax Refunds, Tax Benefits or other claims to which the Seller may be entitled pursuant to Section 13 (including Tax assessments, Tax audits, court proceedings or decisions, meeting with Tax Authorities, correspondence by letter, fax message or email with any Tax Authority);

“Tax Refund Claim” has the meaning given in Section 13.2.1;

“Tax Return” means any return, declaration, report, claim for refund, notice, form or similar statement for Taxes filed or to be filed by any of the Group Entities, including in each case any schedules or attachments thereto;

“Third Party Claim” has the meaning given in Section 12.2.3;

“Transaction” has the meaning given under Recital (B);

“Transfer of Ownership Confirmation” has the meaning given in Section 8.2.l(k);

“VAT” means (i) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added Tax (EC Directive 2006/112); and (ii) any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (i), or imposed elsewhere;

“W&I Insurance” has the meaning given in Section 12.3.3;

“W&I Liability Cap” has the meaning given in Section 12.3.3;

EU-DOCS\22159719

“WCF Amount” has the meaning given in Section 4.3.1;

“Working Capital Facility” has the meaning given in Section 8.2.l(l); and

“Working Capital Taxes” has the meaning given in Section 13.1.l(j).

2.	CURRENT STATUS
2.1	The Company

The registered share capital (Stammkapital) of the Company amounts to EUR 25,000 (in words: Euro twenty-five thousand). It is divided into 25,000 shares in the nominal amount of EUR 1.00 (in words: Euro one) each, with the serial numbers 1 through 25,000, which shares are held by the Seller (such shares collectively the “Sold Shares”).

2.2	The Group Entities

The Company holds, directly or indirectly, all shares or equity interests in the entities set forth in Exhibit 2.2 (such entities collectively the “Subsidiaries” and each a “Subsidiary”). The shares or equity interests held by the Company in any Subsidiary and the shares or equity interests held by any Subsidiary in any other Subsidiary are herein collectively referred to as the “Subsidiary Interests”. The Company and the Subsidiaries are herein collectively referred to as the “Group Entities” or the “Group” and each as a “Group Entity”.

2.3	Profit and Loss Transfer Agreement

The Seller as controlling entity and the Company as controlled entity (at this time still acting under the name of Riverside KM Holding GmbH with registered seat in Munich) are parties to a profit and loss transfer agreement dated 5 December 2011 (the “PLTA”). The PLTA came into existence upon its registration with the formerly competent commercial register of the local court •of Munich under registration number HRB 192526 on 8 December 2011. According to Section 6.3 of the PLTA, the PLTA may be terminated for good cause without a notice in case the controlling entity (i.e. the Seller) loses the majority of the voting rights in the share holder's meeting of the Company as a result of a disposal of the Company's shares to a third party.

3.	SALE AND TRANSFER OF THE SOLD SHARES; RIGHT TO PROFITS
3.1	Sale and Purchase of the Sold Shares

The Seller hereby sells, and the Purchaser hereby purchases, upon the terms and conditions of this Agreement the Sold Shares.

3.2	Transfer of the Sold Shares

Subject to (aufschiebend bedingt auf) satisfaction, or due waiver, of the Closing Conditions and due performance, or due waiver, of the Closing Actions Part I, the Seller hereby assigns (tritt ab) the Sold Shares to the Purchaser and the Purchaser accepts such assignment.

3.3	Economic Effect
3.3.1

Principle. The Sold Shares are sold to the Purchaser with economic effect as of 01 October 2018, 00:00 a.m. (CET) (the “Effective Date”), with all rights and obligations pertaining thereto, including the right to receive all profits for the Company's current fiscal year for the period commencing on the Effective Date. As a matter of clarification, any profits of the current fiscal year for the period prior to the Effective Date shall belong to the Seller. In particular, the Seller shall be entitled, to the extent legally permissible, to distribute any and all existing profits or reserves of the Company to the Seller relating to the period prior to the Effective Date, in particular by way of release and distribution (Auflösung und Ausschüttung) and/or withdrawal (Entnahme) of profit reserves (Gewinnrücklagen) and/or free capital reserves (freie Kapitalrücklagen) in accordance with Section 4.3.

3.3.2

Delayed Closing. The Parties have agreed on the Effective Date in accordance with Section 3.3.1 above in the expectation that Closing will occur no later than by 15 December 2018. Should Closing occur thereafter due to the Purchaser failing to file within three (3) Business Days after the Signing Date the filings necessary to obtain the AWV Clearance pursuant to Section 6.3.1, the Sold Shares shall be sold to the Purchaser with economic effect as of the Closing Date and the provisions of this Agreement shall

EU-DOCS\22159719

be construed accordingly, in particular (i) any references to the Effective Date shall be replaced by references to the Closing Date, (ii) the Seller's Covenant (as defined below) relating to Leakage (as defined below) under Section 10.1.4 below shall not apply and deemed never given, and (iii) the Seller shall be entitled to make more than one pre-profit transfer (Vorabgewinnabführung) with the provisions of Sections 4.3.2 et seqq. applying mutatis mutandis to these additional pre-profit transfer(s) (Vorabgewinnabführung(en)).

3.4	Consents

The shareholders' meeting of the Seller has approved the Transaction and in particular the sale and transfer of the Sold Shares to the Purchaser by shareholders' resolution. A copy of such approval (without its Annex and sub-annexes) is attached hereto as Exhibit 3.4 for evidentiary purposes.

3.5	New Service Agreement with Lothar Schwemm

On or about the Signing Date, but in any event no later than October 15, 2018, the Company and its current managing director Lothar Schwemm shall use best reasonable efforts to enter into a revised managing director's service agreement which effectiveness shall be subject to the Closing of the Transaction.

4.	PURCHASE PRICE FOR SOLD SHARES
4.1	Purchase Price for Sold Shares
4.1.1	Purchase Price. The purchase price for the Sold Shares (the “Purchase Price”) amounts to the fixed amount of EUR 10,250,000.00 (in words: Euro ten million two hundred and fifty thousand).
4.1.2

Payment of the Purchase Price. The Purchase Price shall be paid by or on behalf of the Purchaser in cash at Closing (as defined below) into the Seller's Account in accordance with Sections 5 and 8.2.l(a).

4.2	No Purchase Price Adjustments

The Purchase Price is a fixed price and is not subject to any adjustments, e.g. because of a change in the economic condition of the Group Entities or the Business or otherwise; provided, however, that any payments by the Seller under this Agreement for damages, indemnification, in particular under Sections 10.4 through 13, or otherwise shall be deemed to be, and treated as, a subsequent reduction of the Purchase Price.

4.3	Distribution
4.3.1

Distribution. Until the Closing Date, the Seller is entitled to distribute any cash in the Company at the Effective Date (each a “Distribution” and collectively the “Distributions”) by way of (i) the payment by the Company to the Seller of the Profit Transfer Claim for the period ended 31 December 2017 (as mentioned in 4.4.2) (ii) the release and distribution (Aufösung und Ausschüttung) and/or withdrawal (Entnahme) of profit reserves (Gewinnrücklagen) in the meaning of Section 272 (3) HGB and/or free reserves freie Kapitalrücklagen) in the meaning of Section 272 (2) No. 4 HGB. Any such Distribution is to be made in cash to the Seller safe for an amount of EUR 4,000,000.00 (in words: Euro four million) (the “WCF Amount”), it being understood that such amount shall be the aggregate amount of cash in all Group Entities at the Effective Date, the Seller's claim for which shall be settled on the Closing Date by way of set-off (Aüfrechnung) against the Company's claim for payout of the Working Capital Facility (as defined below) in accordance with Section 8.2.l(n) below. If and to the extent the aggregate amount of the Distributions (including, for the avoidance of doubt, the WCF Amount and the payment of the Profit Transfer Claim Liability for December 2017 with an amount of EUR 3.324.446) does not exceed an amount of EUR 15,713,222.00 (including the Profit Transfer Claim December 2017 and free reserves in an amount of EUR 12.388.776) (the “Aggregate Reserves Amount”) as provided by the Company in Exhibit 4.3.1, such Distributions shall not be challenged and/or claimed back under any circumstances by the Purchaser or the Company (provided that the WCF Amount stays in the Group as per the above provisions in Section 4.3.1).

4.3.2

Pre-Profit Transfer. If and to the extent any cash in the Company at the Effective Date exceeds the Aggregate Reserves Amount, the Seller may effect a Distribution in addition by making a pre-profit transfer (Vorabgewinnabführung) (the “Pre-Profit Transfer”) in (partial) fulfillment of the expected Profit Transfer Claim (as defined below) on the basis of unaudited individual interim accounts of the Company as of 30 September 2018 to be prepared by the management of the Company in accordance with the principles set out in Section 4.4.4 below (the “Interim Accounts”). Subject to any limitations under Section 4.3.1 above, in particular the non-challenge obligation, Sections 4.4.4 through 4.4.10 shall

EU-DOCS\22159719

apply with regard to the Interim Accounts accordingly with the difference (i) that the Seller shall procure the set-up of the Interim Accounts and delivery to the Purchaser without undue delay, at the latest by the Closing Date, (ii) the Purchaser has the right to review and object, and (iii) the review period shall end by forty-five (45) calendar days from the Closing Date. For the avoidance of doubt, (i) any Pre-Profit Transfer may occur on the basis of the Interim Accounts as originally prepared by the management of the Company and (ii) any distribution in accordance with Section 4.3.1 may also be made after the Interim Accounts were prepared (but, for clarification, before Closing).

4.3.3

If and to the extent the amount of the Pre-Profit Transfer (the “Pre-Profit Transfer Amount”), if any, exceeds the amount of the Profit Transfer Claim that relates to the 2018 profits until the Effective Date (the “Pre ED Profit Transfer Claim Amount”) as finally determined in accordance with Section 4.4.4 below (together with the Post ED Profit Transfer Claim Amount the “Profit Transfer Claim Amount”), the Seller shall repay the excess amount, but in no event more than the Pre-Profit Transfer Amount, to the Company within fifteen (15) Business Days after final determination of the Profit Transfer Claim Amount. Subject to Section 4.3.4 below, if and to the extent the Pre-Profit Transfer Amount falls short of the Pre ED Profit Transfer Claim Amount, the Seller assigns (tritt ab) the exceeding portion of the Pre ED Profit Transfer Claim to the Purchaser, who accepts such assignment (Abtretung). The Pre ED Profit Transfer Claim Amount shall be set out in the Interim Accounts.

4.3.4

Post-Closing Payment. If and to the extent (i) the amount of any cash in the Company on the Effective Date exceeds the aggregate of the Aggregate Reserves Amount and the Pre Profit Transfer Amount and (ii) the Pre ED Profit Transfer Claim Amount exceeds the Pre-Profit Transfer Amount, then the Purchaser shall cause the Company to pay such further cash to the Seller within the time period in Section 4.4.2 (the “Post-Closing Payment”), but in no event more than until the sum of the Pre-Profit Transfer Amount and the amount of the Post-Closing Payment equals the Pre ED Profit Transfer Claim Amount. This shall also apply if the Pre-Profit Transfer Amount is zero.

4.3.5

Upstreaming of Cash. To allow that also cash available at the level of the Subsidiaries can be distributed to the Seller by Distributions, such cash may be upstreamed to the Company prior to the Effective Date to the extent legally permissible, including by (accelerated) payment of intercompany receivables of the Company against the relevant Subsidiary or upstream loans.

4.3.6

Permitted Leakage. For the avoidance of doubt, any Distribution or Payment may also occur after the Effective Date and shall be considered as Permitted Leakage (as defined below); in any case only if made in accordance with Sections 4.3.1 through 4.3.5.

4.4	PLTA
4.4.1

Termination of the PLTA. The Seller and the Purchaser acknowledge, agree and shall procure that the PLTA shall be terminated with effect as of Closing by extraordinary notice of termination for good cause based on the sale and transfer of the Sold Shares to the Purchaser.

4.4.2

Proper Consummation and Execution of PLTA until 31 December 2017. The Seller and the Purchaser acknowledge, agree and shall procure that for tax purposes the PLTA will be duly consummated and executed (durchgeführt) for the fiscal year ending on 31 December 2017, and that in particular (i) any amounts payable by the Seller in relation to its loss compensation obligation (the ,,Loss Compensation Claim”), and (ii) any amounts payable by the Company in relation to its profit transfer obligation
(the ,,Profit Transfer Claim”), are duly paid. If and to the extent any amounts that have been paid under the PLTA related to profits and losses (including interest) for the fiscal years ending on or before
31 December 2017 are increased or decreased (e.g. as a result of a tax audit), the Seller and the Purchaser shall, and shall procure that the Company will, duly consummate such increased or decreased payments between the Seller and the Company under the PLTA. Payments shall be compensated (i) by the Purchaser to the Seller in case of additional payments from the Seller to the Company and (ii) by the Seller to the Purchaser in case of additional payments from the Company to the Seller.

4.4.3

Proper Consummation and Execution of PLTA from 1 January 2018 until Closing. In order to determine Seller's Profit Transfer Claim or the Company's Loss Compensation Claim, if any, for the portion of the fiscal year ending with the termination of the PLTA, the Purchaser shall cause the Company to prepare as soon as reasonably practicable after the termination of the PLTA, at the latest within ninety (90) calendar days following the Closing Date, interim individual financial statements of the Company for the portion of the fiscal year ending with the termination of the PLTA (i.e. as of the Closing Date) (the ,,PLTA Financial Statements”). For the avoidance of doubt, the PLTA Financial Statements shall include an updated overview of the two pension actuarial report (relating to the Company and Keymile Networks GmbH) as referred to in Exhibit 9.13.6.

4.4.4	Preparation of PLTA Financial Statements. The PLTA Financial Statements shall be prepared in accordance with German GAAP and consistent with past practice. Any rights provided by applicable

EU-DOCS\22159719

German GAAP on whether to include and how to value items in the PLTA Financial Statements (Bilanzierungs- und Bewertungswahlrechte) shall be exercised on a basis consistent with past practice of the Company.

4.4.5

Review by Seller. The Purchaser shall procure that the Company submits the PLTA Financial Statements within the period set forth in Section 4.4.3 to the Seller for review and shall procure that the Group Entities make available to the Seller and its advisers all documents and other data reasonably required by them to review the PLTA Financial Statements, it being understood that the PLTA Financial Statements do not need to be audited.

4.4.6

Objections of the Seller. Any objections of the Seller against the PLTA Financial Statements must be stated within 60 Business Days of receipt of the PLTA Financial Statements and the documents and other data reasonably required pursuant to Section 4.4.3 by providing the Purchaser with (i) a written statement of objections, stating the grounds for the objections (the “Statement of Objections”); and (ii) a revised version of the PLTA Financial Statements (the ,,Revised PLTA Financial Statements”) taking such objections into account. If and to the extent that the Seller does not state its objections in accordance with the requirements of this Section 4.4.6, the PLTA Financial Statements shall be final and binding.

4.4.7

Disputes. In case of any duly submitted objections of the Seller to the PLTA Financial Statements, the Seller and the Purchaser shall attempt in good faith to resolve such objections. If the Parties cannot resolve such objections within thirty (30) Business Days of receipt by the Purchaser of the Seller's written statement of objections and the Revised PLTA Financial Statements, either Party may present the matter to a neutral auditor from an auditing firm of international standing to be jointly instructed by the Parties (the “Neutral Auditor”). If the Parties cannot agree on the Neutral Auditor within ten (10) Business Days of either Party's written request for such instruction, the Neutral Auditor shall at the request of either Party be appointed by the German Institute of Chartered Accountants (Institut der Wirtschaftsprüfer in Deutschland e. V.) after consideration of the proposals and comments by the Parties. The Parties shall jointly instruct the Neutral Auditor to decide the issues in dispute in accordance with the provisions of this Agreement, including in particular Exhibit 4.4.4. Unless jointly instructed otherwise by the Parties, the Neutral Auditor shall limit its decisions to the issues in dispute and its decisions shall fall in between the positions taken by the Seller and the Purchaser, it being understood that the Neutral Auditor shall be entitled to amend the undisputed parts of the PLTA Financial Statements in accordance with its decisions to the issues in dispute. To the extent necessary, the Neutral Auditor shall also be entitled to decide on the interpretation of this Agreement. The Neutral Auditor shall act as an expert (Schiedsgutachter) and not as an arbitrator.

4.4.8

Procedure. The Parties shall make available to the Neutral Auditor the PLTA Financial Statements, the Statement of Objections, the Revised PLTA Financial Statements and all other documents and other data reasonably required by the Neutral Auditor to make the required decisions and determination. The Neutral Auditor shall immediately submit copies of all documents and other data made available by a Party to the respective other Party. Before deciding on the issues put to it by the Parties, the Neutral Auditor shall grant the Parties the opportunity to present their respective positions, which shall include the opportunity of at least one oral hearing in the presence of both Parties and their professional advisers. The Parties shall instruct the Neutral Auditor to use its best efforts to deliver its written opinion with reasons for the decisions as soon as reasonably practical, but not later than within sixty (60) days of the issues in dispute having been referred to the Neutral Auditor. Except for manifest error or intentional fault, the Neutral Auditor's decisions and the PLTA Financial Statements as determined by the Neutral Auditor shall be final and binding upon the Parties. The Purchaser shall ensure that the PLTA Financial Statements are adopted by the Company as soon as reasonably practicable after the PLTA Financial Statements are final and binding upon the Parties.

4.4.9

Binding Effect of PLTA Financial Statements. If and to the extent any amounts that have been paid under the PLTA Financial Statements related to profits and losses (including interest) ending on the Closing Date are increased or decreased, Section 4.4.2 Sentence 2 shall apply mutatis mutandis.

4.4.10

Costs. The costs for the preparation of the PLTA Financial Statements shall be borne by the Company. The costs of the Neutral Auditor shall be borne by Seller and Purchaser pro-rata to the amounts by which the profits and losses as determined by the Parties in their respective (Revised) PLTA Financial Statements deviates from the profits and losses set out in the PLTA Financial Statements as determined by the Neutral Auditor.

4.5	VAT

The Parties have the common understanding that the Transaction is not subject to VAT (Umsatzsteuer). The Seller shall not waive any VAT exemption (Umsatzsteuerbefreiung).If and to the extent the Transaction is subject to VAT or the tax authorities make a respective claim, the Purchase shall pay to the Seller the relevant amount of VAT (including interest imposed thereon, if any) in addition to the Purchase Price within five (5)

EU-DOCS\22159719

Business Days from a respective notification by the Seller; provided in such case, to the extent applicable, such notification includes an invoice to the Purchaser which is in compliance with applicable VAT laws.

5.	RULES FOR PAYMENT
5.1	Modes of Payment

Any payments under or in connection with this Agreement shall be made in Euros by irrevocable wire transfer of immediately available funds, free of bank and other charges. Any such payment shall be deemed made only upon the irrevocable and unconditional crediting of the amount payable (without deduction of any costs or charges) to the relevant bank account.

5.2	Accounts
5.2.1

Seller’s Account. All payments owed by the Purchaser to the Seller under or in connection with this Agreement shall be paid in Euros to the bank account set forth in Exhibit 5.2.1 or any other bank account in the European Union notified by the Seller in writing at least five (5) Business Days prior to the due date of such payment (the “Seller's Account”). Any amounts payable by the Purchaser under or in connection with this Agreement are to be made free and clear of withholding taxes, if any. If and to the extent payments by the Purchaser are subject to withholding taxes, the respective amounts shall be grossed up for such withholding taxes.

5.2.2

Purchaser's Account. All payments owed by the Seller to the Purchaser under or in connection with this Agreement shall be paid in Euros to the bank account set forth in Exhibit 5.2.2 or any other bank account in the European Union notified by the Purchaser in writing at least five (5) Business Days prior to the due date of such payment (the “Purchaser's Account”).

5.3	No Set-Off; No Right of Retention.

Except as expressly provided otherwise herein, the Purchaser shall not be entitled (i) to set off (aufrechnen) any rights or claims it may have against any rights or claims the Seller may have under or in connection with this Agreement, or (ii) to refuse to perform any obligation it may have under or in connection with this Agreement on the grounds it has a right of retention (Zurückbehaltungsrecht), unless the rights or claims to be set-off (including, for payment claims, the amount) or the right of retention (Zurückbehaltungsrecht) have been acknowledged (anerkannt) in writing by the Seller or have been established by a final decision (rechtskräftig festgestellt) of a competent court (Gericht) or arbitral tribunal (Schiedsgericht).

5.4	Default Interest; Calculation of Interest
5.4.1

Default Interest. Any failure by a Party to fulfill its payment obligations when they fall due under this Agreement towards the respective other Party shall result in an immediate default (Verzug), without any reminder (Mahnung) being required. Without prejudice to any other contractual or statutory rights, in order to compensate the Party entitled to receive the payment for the damages incurred in case of default, the respective amount due for payment shall bear default interest (Verzugszins) from but excluding the respective due date until and including the date of actual receipt by the Party entitled to receive such payment in accordance with this Agreement at an interest rate of ten percent (10%) per annum (the “Default Interest”).

5.4.2	Interest Calculation. Interest for any amounts due under or in connection with this Agreement shall be calculated on the basis of actual days elapsed and a calendar year with 360 days.
6.	CLOSING CONDITIONS
6.1	Closing Conditions

The obligations of the Seller and the Purchaser to take the Closing Actions set forth in Section 8.2.1 shall be subject to each of the following conditions precedent (aufschiebende Bed ingungen) (collectively the “Closing Conditions” and each a “Closing Condition”) having either been satisfied or waived in accordance with this Agreement:

6.1.1

AWV Clearance. The German Federal Ministry for Economic Affairs and Energy has issued a certificate of non-objection (Unbedenklichkeitsbescheinigung) pursuant to Sec. 58 of the German Foreign Trade Ordinance (Auβenwirtschaftsverordnung - AWV), or such certificate is deemed to have been issued in accordance with the provisions of AWV, or the German Federal Ministry for Economic Affairs and Energy decides not to order an investigation of the purchase under AWV, or the German Federal Ministry for Economic Affairs and Energy does not issue a prohibitive order or an order with requirements to safeguard the public order and safety of the Federal Republic of Germany.

EU-DOCS\22159719

6.1.2	No Material Adverse Effect. No Material Adverse Effect has occurred between Signing and the earlier of Closing or 15 December 2018.
6.1.3

Consent of ABB. The Seller has delivered, directly or indirectly, to the Purchaser a copy of ABB's written confirmation that it will not terminate the IP Back License and Usufruct Agreement between ABB and the Company in accordance with Section 3.15 of the ABB SPA in light of the Transaction (it being understood that (a) this Closing Condition is based on the information provided that the mission critical systems business unit of the Purchaser, DASAN Zhone Solutions Inc. and their respective Affiliates are projected to be no more than approximately EUR 4,000,000 of revenues globally for the full year 2018, and (b) such Closing Condition will fall away and be deemed to have never been agreed if such information was not accurate or not complete).

6.1.4

Pension Commitments. By no later than 15 November 2018 (thereby understood that Seller tries to deliver until 31 October, 2018), the Seller has delivered to the Purchaser an updated version of the two pension actuarial reports (relating to the Company and Keymile Networks GmbH) as referred to in Exhibit 9.13.6 updated as of the Effective Date and on the basis of US GAAP principles.

6.1.5

Cooperation regarding financing. The Seller or the Company, independently or jointly, have cooperated in good faith to any reasonable written request from the Purchaser and its advisors regarding a potential financing in connection with the Transaction within 48 hours after the receipt of such request (thereby understood that, depending on the request, a full answer might need more than forty-eight hours).

6.1.6

Cooperation regarding preparation of historical standalone financial statements. The Seller or the Company, independently or jointly, have cooperated in good faith to any reasonable written request from the Purchaser and its advisors regarding the preparation of (i) historical standalone financials for the Company (excluding the business as sold to ABB, excluding entities being liquidated or currently in liquidation) for the full fiscal reporting years 2016 and 2017, and for the 9 months period until 30 September 2018, and (ii) historical financial statements for the Company for the fiscal years 2016 and 2017 that are converted from IFRS basis financial reporting to U.S. GAAP basis financial reporting and other financial reporting obligations required by U.S. financial regulatory bodies, within 48 hours after the receipt of such request (thereby understood that, depending on the request, a full answer might need more than forty-eight hours).

6.1.7

Tax Audits. The currently ongoing tax audits of the Company for the fiscal years 2012 to 2015 (including) have been finalized by way of an issued and received tax audit report or related statement by the tax auditor that no tax audit report will be issued for reason that no changes to the audited tax returns will be made. If such tax audit has not been finalized as described before the Seller shall deliver a written statement, executed by the Seller and the Company, providing the Purchaser with the status of the audit.

6.1.8

Filing of tax returns. The corporate income tax, trade tax and VAT returns (Körper- schaftsteuer-, Gewerbesteuer- und Umsatzsteuererklärung) of the Company and Keymile Networks GmbH for the fiscal year 2017 have been filed with the competent Tax Au thority. For the avoidance of doubt, such returns shall include, but not be limited to, all such Taxes, whether direct and indirect, from any transaction in relation to the ABB SPA.

6.2	Fulfillment or Lapse of Closing Conditions; Waiver
6.2.1

Notification. The Parties shall keep each other informed of the status of satisfaction of the Closing Conditions and shall notify each other without undue delay (unverzüglich) in writing as soon as a Closing Condition has been satisfied or has permanently lapsed (endgültig ausgefallen).

6.2.2

Waiver of Closing Conditions. Any Closing Conditions may be waived, in full or in part, at any time (including, for the avoidance of doubt, following the definitive nonsatisfaction (Ausfall) of the respective Closing Condition(s)) by mutual written agreement of the Seller and the Purchaser in case of the Closing Conditions set out in Sections 6.1.1 and by written declaration of the Purchaser in case of the Closing Conditions set out in Sections 6.1.2 through 6.1.8. The effect of a waiver of a Closing Condition shall be limited to eliminating the need that the respective Closing Condition be satisfied and, unless otherwise agreed, shall not limit or prejudice any claims that a waiving Party may have with respect to any circumstances relating to such Closing Condition not having been satisfied.

EU-DOCS\22159719

6.2.3

Material Adverse Effect. In case a Material Adverse Effect occurs prior to Closing, the Seller shall inform the Purchaser in writing together with a reasonable detailed explanation (including documents evidencing such explanation). The Purchaser shall inform the Seller within seven (7) Business Days from the receipt of such notice whether it waives the closing condition in Section 6.1.2. In case the Purchaser is not willing to waive such right, either Party may terminate this Agreement (zurücktreten) by giving written notice thereof to the other Party. In case of such rescission, Section 6.6.2 (Consequences of Rescission) shall apply accordingly.

6.3	Responsibility for Satisfaction of Closing Conditions relating to Clearances
6.3.1

Filing Obligation. The Purchaser shall ensure that (i) any filings necessary to obtain the AWV Clearance and (ii) any other filings with, or notifications to, any Governmental Authority required in order to lawfully consummate the transactions contemplated hereunder (collectively the “Clearances”) are prepared and made within three (3) Business Days after the Signing Date.

6.3.2

Cooperation Rights. Any filings and submissions made by the Purchaser to obtain the Clearances (collectively the “Filings”) shall require the prior written consent of the Seller which shall not be withheld unreasonably. The Filings shall be made by the Purchaser also on behalf of the Seller (unless otherwise required by law, or otherwise requested by the Seller, or unless applicable law requires any filings to be made by the Seller himself), and the Purchaser may withdraw (zurücknehmen) any filings only with the Seller's prior written consent which shall not be withheld unreasonably.

6.3.3

Cooperation. Subject to appropriate measures being taken to safeguard (including from the Purchaser) the confidentiality of commercially sensitive information and business secrets (which may be provided on a counsel-to-counsel basis only), the Seller undertakes to cooperate with the Purchaser for purposes of the Filings by providing (to the extent available when applying reasonable efforts) the information concerning the Group Entities as may be reasonably requested by the competent Governmental Authorities.

6.3.4

Seller's Participation Rights. The Purchaser shall give the Seller reasonable advance notice of any notification, submission or other communication, including the Filings, which it proposes to make or submit to any Governmental Authority in connection with obtaining the Clearances and provide the Seller with copies of such draft notification, submission or correspondence and any supporting documentation or information reasonably requested by the Seller. The Purchaser undertakes to take any comments of the Seller in relation to any such notification, submission or communication into due consideration. The Purchaser further agrees to keep the Seller fully informed as to the progress of any notification, including the Filings, made in order to obtain the Clearances and to provide the Seller with (1) a copy of any respective written communication received from any Governmental Authority and (2) written summaries of any respective oral communication with any Governmental Authority.

6.4	Cooperation with regard to Financing Commitment and U.S. embargo laws
6.4.1

The Seller undertakes to cooperate and to procure that the Company cooperates with the Purchaser with regard to the financing commitment to be obtained by the Purchaser prior to Closing, including but not limited to the cooperation with regard to the preparation of any information and/or collateral to be provided to the financing bank in connection with the financing commitment.

6.4.2	The Seller shall and shall procure that the Company does cooperate regarding all reasonable requests for information by the Purchaser with regard to the financing commitment.
6.4.3

Through the Closing Date, the Seller and Purchaser shall work together in good faith, with the assistance of the Company to be arranged by the Seller, to assess any noncompliance of the Group Entities' business with U.S. embargo laws and regulations, to the extent applicable to non-U.S. subsidiaries of a U.S. parent and, as far as Iran is concerned, to bring the Group Entities' business into compliance with such laws and regulations prior to the Closing Date, as the Purchaser may reasonably request.

EU-DOCS\22159719

6.5	Obligations, Conditions and Commitments
6.5.1

Responsibility. In order to enable the Parties to consummate the transactions as contemplated under this Agreement in a timely manner, the Purchaser shall undertake and shall cause (steht dafür ein) its Affiliates to take any and all steps reasonable to obtain the Clearances at the earliest possible date and to avoid or eliminate each and every procedural impediment under any antitrust, competition or trade regulation law asserted by any Governmental Authority in writing. In particular, the Purchaser shall offer, and undertake that its Affiliates offer, upon request of the Seller, to the Governmental Authorities the acceptance of any obligations or conditions (Auflagen oder Bedingungen) imposed by any Governmental Authority, the compliance therewith and the making and satisfying of any commitments (Zusagen) as promptly as practicable, to the extent these are reasonable and do not materially adversely impact the Purchaser's business or the Group's Business as presently conducted, and the entrance into such other arrangements, as are reasonably necessary or desirable to avoid that the consummation of the transactions contemplated under this Agreement is materially delayed or prohibited.

6.5.2

No Interference. The Purchaser undertakes not to, and shall cause (dafür einstehen) its Affiliates not to, take any action, enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition), that might (i) reasonably be expected to make it more difficult, or to increase the time required, to obtain any of the Clearances, or (ii) otherwise prevent, delay or interfere with the Closing.

6.5.3

Non-Satisfaction of Clearances. The Purchaser shall inform the Seller in writing without undue delay (unverzüglich) if it becomes reasonably likely that any of the Clearances will not be satisfied or will not be satisfied in a timely manner or that obligations or conditions (Auflagen oder Bedingungen) will or are likely to be imposed by a Governmental Authority. Subject to the limitations set forth in Section 6.5.1, if the Closing is prohibited by any Governmental Authority or obligations or conditions (Auflagen oder Bedingungen) are imposed by any Governmental Authority, upon request of the Seller, the Purchaser shall, at the Purchaser's cost and indemnifying the Seller against any costs and expenses incurred by the Seller in connection therewith, contest such decision (including by way of litigation) and use all other reasonable efforts to ensure that the Closing may be consummated as contemplated by this Agreement and as timely as reasonably practicable.

6.5.4

No Adjustment of the Purchase Price. For the avoidance of doubt, the Purchaser may not request any adjustment of the Purchase Price or any portion thereof or any other amendment to this Agreement as a result of (i) any action taken by the Purchaser pursuant to this Section 6.5 or (ii) any decision by a Governmental Authority prohibiting any transaction contemplated hereby in whole or in part.

6.6	Consequences of Non-Satisfaction of Closing Conditions
6.6.1

Termination Rights. In the event that the Closing Conditions are not all satisfied or waived in accordance with this Agreement by 31 December 2018 or any later date agreed in writing between the Parties (the “Longstop Date”),

(a)

the Seller may terminate this Agreement (zurüktreten) by giving written notice thereof to the Purchaser, unless the non-satisfaction of the relevant Closing Condition(s) was caused by a breach of the Seller's obligations provided for hereunder; and

(b)

the Purchaser may terminate this Agreement (zurücktreten) by giving written notice thereof to the Seller, unless the non-satisfaction of the relevant Closing Condition(s) was caused by a breach of the Purchaser's obligations provided for hereunder, provided that any right of a Party to terminate this Agreement pursuant to this Section 6.6.1 shall cease (verfallen) upon the earlier of (i) the respective Closing Condition, the nonsatisfaction of which entitles the Party to such termination, being satisfied or duly waived, and (ii) the occurrence of the Closing. For the avoidance of doubt, the right of either Party to seek specific performance with respect to the obligations to be satisfied by the other Party with re spect to the relevant Closing Condition instead of exercising the termination right provided for hereunder shall remain unaffected.

6.6.2

Consequences of Rescission. In the event of a rescission from this Agreement (Rücktritt) in accordance with, and except as otherwise provided in, this Section 6.6.2 the Parties shall have no claims and liability against each other except that

EU-DOCS\22159719

(a)	Section 16 of this Agreement shall survive and remain in full force and effect also after such termination (Rücktritt), and
(b)

the obligations and liabilities of the parties under the Confidentiality Agreement shall revive (wiederaufleben) and remain in full force and effect for a period of three (3) years after the date of such rescission (Rücktritt).

7.	[INTENTIONALLY LEFT BLANK]
8.	CLOSING DATE; CLOSING; CLOSING ACTIONS
8.1	Place and Time of Closing

The consummation of the transactions contemplated under this Agreement (the “Closing”) shall occur at 9:00 a.m. (CET) on the fifth (5th) Business Day after the day on which all Clos ing Conditions have been fulfilled or duly waived, at the offices of Latham & Watkins LLP, Warburgstraβe 50, 20354 Hamburg, Germany, or at any other time, date or place mutually agreed upon in writing between the Parties (the “Targeted Closing Date”). The date on which the Closing actually occurs shall hereinafter be referred to as the “Closing Date”.

8.2	Closing
8.2.1

Closing Actions. On the Targeted Closing Date, the Seller and the Purchaser (as the case may be) shall take, or cause to be taken, concurrently (Zug um Zug) the following actions (collectively the “Closing Actions” and each a “Closing Action” and the Closing Actions lit. (a) to lit. (j) below the “Closing Actions Part I”):

(a)	The Purchaser shall pay the Purchase Price to the Seller's Account in accordance with Section 5.
(b)

The Seller shall present to the Purchaser evidence of the removal, effective prior to or as of the Targeted Closing Date, of those members of the management, advisory board, or any other corporate body of the Group Entities as listed in Exhibit 8.2.l(b)1 (the individuals listed on this Exhibit collectively the “Seller's Board Members”) through delivery to the Purchaser of one or several shareholder's resolutions (such shareholder's resolutions collectively the “Removal Resolutions”) substantially in the form set forth in Exhibit 8.2.l(b)-2 removing the Seller's Board Members.

(c)

The Seller shall deliver to the Purchaser shareholders' resolutions of the relevant Group Entities substantially in the form set forth in Exhibit 8.2.l(c) granting each of the Seller's Board Members discharge (Entlastung) for the time of their office (if and to the extent such discharge (Entlastung) has not been granted previously). For the avoidance of doubt, such shareholders' resolution granting discharge (Entlastung) may be included in the Removal Resolutions.

(d)	The Seller shall deliver to the Company an extraordinary notice of termination for good cause by which the PLTA shall be terminated with effect as of Closing.
(e)

The Seller and the Purchaser shall procure that the Company provides the Seller with its written confirmation of receipt and acknowledgement regarding the termination notice under Section 8.2.l(d) above.

(f)

The Seller and the Purchaser shall procure that (i) the Company duly executes the commercial register application regarding the termination of the PLTA and (ii) the relevant Group Entity duly executes the commercial register application regarding the resignation or removal of any Seller's Board Members as set out in Section 8.2.1(b), each to the extent and in the form required under applicable law.

(g)	The Purchaser shall deliver a copy of the W&I Insurance policy to the Seller.
(h)	The Seller shall deliver a copy of the Sell-Side W&I Insurance policy to the Purchaser.
(i)

The Seller shall deliver to the Purchaser undertakings of its shareholders safeguarding the Seller's undertakings under Section 10.3 below substantially in the form as attached hereto as Exhibit 8.2.1 (i).

EU-DOCS\22159719

(j)	Seller shall deliver reasonable evidence to the Purchaser showing that all shares in Keymile Russia LLC have been effectively transferred to a third party outside the Group.
(k)

The Seller and the Purchaser shall confirm in a written document, to be jointly executed (in duplicate) substantially in the form attached as Exhibit 8.2.l(k) (the “Transfer of Ownership Confirmation”), (a) that all Closing Conditions have been duly satisfied or waived, and (b) that all Closing Actions Part I have been duly taken, occurred or waived. The legal effect of the Transfer of Ownership Confirmation shall be to serve as prima facie evidence that the transfer of the Sold Shares pursuant to Section 3.2 has been perfected and the Seller is no longer shareholder of the Company prior to having entered into the Working Capital Facility.

(1)

The Seller shall offer in writing to the Company to enter into a facilities agreement regarding a working capital facility in the WCF Amount substantially in the form as attached hereto as Exhibit 8.2.1(1) (the “Working Capital Facility”).

(m)	The Seller and the Purchaser shall procure that the Company accepts the Working Capital Facility in writing.
(n)

The Seller shall satisfy the Company's payout claim under the Working Capital Facility through delivery of a written declaration of set-off (Aufrechnung) with its claim for a corresponding Distribution as provided for in Section 4.3.1.

8.2.2

Waiver of Closing Actions. All Closing Actions may be waived, in full or in part, at any time by mutual written agreement of the Seller and the Purchaser. The Seller shall be entitled to unilaterally waive, in full or in part, the Closing Action set forth in Section 8.2.l(a) and 8.2.l(g) at any time by giving written notice to the Purchaser to such effect. The Purchaser shall be entitled to unilaterally waive, in full or in part, the Closing Action set forth in Section 8.2.l(h) at any time by giving written notice to the Purchaser to such effect. The effect of such waiver shall be limited to eliminating the need that the respective Closing Action is taken on the Closing Date and, unless otherwise agreed, shall not limit or prejudice any claims that a waiving Party may have with respect to any circumstances relating to such Closing Action not being taken pursuant to this Agreement.

8.2.3

Closing Confirmation. On the Closing Date, after all Closing Actions have been taken or occurred or have been waived, the Seller and the Purchaser shall confirm in a written document, to be jointly executed (in duplicate) substantially in the form attached as Exhibit 8.2.3 (the “Closing Confirmation”), (a) that all Closing Conditions have been duly satisfied or waived, and (b) that all Closing Actions have been duly taken, occurred or waived. The legal effect of the Closing Confirmation shall be to serve as prima facie evidence that all Closing Actions and all Closing Conditions have been satisfied or waived, and a copy of the Closing Confirmation and the originals of the commercial register applications executed under Section 8.2.l(f) shall be provided to the acting notary public (the “Notary”). However, the execution of the Closing Confirmation shall not limit or prejudice any rights of the Parties arising under or in connection with this Agreement or under applicable law. The Seller and the Purchaser hereby instruct the Notary, after having been provided with a copy of the Closing Confirmation, to promptly submit a new shareholders’ list of the Company reflecting the transfer of the Sold Shares to the Purchaser to the commercial register of the Company. The Seller and the Purchaser further instruct the Notary, after having been provided with the commercial register applications as set forth in Section 8.2.l(f), to promptly file such applications with the competent commercial registers.

8.3	Consequences of Non-Satisfaction of Closing Actions
8.3.1	Termination Rights. In the event that the Closing Actions are not all satisfied or waived in accordance with this Agreement latest on the fifth (5th) Business Day after the Targeted Closing Date,
(a)

the Seller may terminate this Agreement (zurücktreten) by giving written notice thereof to the Purchaser, unless the non-satisfaction of the relevant Closing Action(s) was caused by a breach of the Seller’s obligations provided for hereunder; and •

(b)

the Purchaser may terminate this Agreement (zurücktreten) by giving written notice thereof to the Seller, unless the non-satisfaction of the relevant Closing Actions(s) was caused by a breach of the Purchaser’s obligations provided for hereunder,

EU-DOCS\22159719

provided that any right of a Party to terminate this Agreement pursuant to this Section 8.3.1 shall cease (verfallen) upon the earlier of (i) the respective Closing Actions, the nonsatisfaction of which entitles the Party to such termination, being satisfied or duly waived, and (ii) the occurrence of the Closing. For the avoidance of doubt, the right of either Party to seek, instead of exercising the termination right provided for hereunder, specific performance with respect to the Closing Actions to be satisfied by the other Party on the Targeted Closing Date (in particular, Seller's right to request payment of the Purchase Price and Default Interest thereon) shall remain unaffected.

8.3.2

Consequences of Termination. In the event of a termination of this Agreement (Rücktritt) in accordance with, and except as otherwise provided in this Section 8.3, the Parties shall have no claims and liability against each other except that

(a)	Section 16 of this Agreement shall survive and remain in full force and effect also after such termination (Rücktritt); and
(b)

the obligations and liabilities of the parties under the Confidentiality Agreement shall revive (wiederaufleben) and remain in full force and effect for a period of three (3) years after the date of such rescission (Rücktritt).

9.	SELLER'S REPRESENTATIONS AND WARRANTIES
9.1	General
9.1.1

Form and Date. Subject to the limitations (in particular the W&I Liability Cap (as defined below)), qualifications and disclosures (including, without limitations, in the Due Diligence Material, this Agreement and its Exhibits) set forth in this Agreement, the Seller hereby represents to the Purchaser in the form of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 BGB that, except as disclosed or deemed disclosed in accordance with Section 12.1.5(d) below, the statements in Sections 9.2 through 9.21 (collectively the “Seller’s Representations” and each a “Seller’s Representation”) are true and correct as of the Signing Date, unless it is specifically provided that a Seller's Representation is made as of a different or additional date or dates, in which case such Seller's Representation shall be correct as of such different or additional date or dates. The scope and content of each Seller's Representation as well as the Seller's liability arising thereunder shall be exclusively defined by the provisions of this Agreement (including, without limitation, the limitations on the Purchaser’s rights and remedies set forth in Section 11.1.3), which shall be an integral part of the Seller's Representations. The Seller and the Purchaser agree and explicitly confirm that none of the Seller's Representations shall be construed as a Seller’s guarantee within the meaning of Sections 443 and 444 BGB (Garantie für die Beschaffenheit der Sache).

9.1.2

Seller's Knowledge. For purposes of and in connection with this Agreement, “Seller’s Knowledge” means the actual knowledge (positive Kenntnis) of Peter Schaberger, Bernd Starrock and Lothar Schwemm as at the Signing Date, including the deemed knowledge these persons should have after using reasonable efforts to make due inquiries, with the members of the management boards of the Group Entities and the functional heads of the various business units of the Group Entities as listed in Exhibit 9.1.2 in relation to the Seller’s Representations.

9.1.3

W&I Insurance. The Parties hereby agree that in case the Purchaser has not entered into a W&I insurance policy to provide W&I Insurance (as defined below) until or on the Closing Date generally covering the risks of a breach of Seller’s Representations under this Agreement, Seller's Representations shall be limited to these in Sections 9.2 through 9.5 and any other Seller's Representation shall be deemed never given and cannot give cause to any Seller’s liability hereunder. On the basis of the draft W&I insurance policy attached hereto as Exhibit 9.1.3 for evidentiary purposes it is likely that the final W&I insurance policy might have certain limitations. In the light of this, the Parties agree and acknowledge that carve-outs in relation to the Seller's Representations in the W&I Insurance policy shall not result in the Seller's Representations being limited to Sections 9.2 through 9.5 and any other Seller's Representation being deemed never given, but shall rather result in the Seller's Representations under this Agreement being limited to the scope of the Seller's Representations actually insured, whereas any other Seller's Representations or parts thereof not covered by the W&I Insurance policy (except for Seller's Representations set out under Sections 9.2 through 9.5) shall be deemed never been given and cannot give cause to any Seller’s liability hereunder. This shall also apply in case of any breach against
Section 14.1.6.

EU-DOCS\22159719

9.2	Status of the Seller
9.2.1	Corporate Status. As of the Signing Date and as of the Closing Date, the Seller is a limited liability company duly incorporated and validly existing under the laws of Germany.
9.2.2

Due Authorization. As of the Signing Date and as of the Closing Date the Seller has obtained all required corporate approvals for the execution of this Agreement and the consummation of the transactions contemplated hereunder.

9.2.3

No Insolvency. No insolvency proceedings (Insolvenzverfahren) are being applied for, are pending or have been rejected on account of lack of assets in relation to the Seller. The Seller is neither unable to pay its debts (zahlungsunfähig) nor over-indebted (überschuldet).

9.2.4

No Violation of Laws or Orders. Subject to the Clearances being obtained, (a) the Seller requires no approval or consent or waiver from any Governmental Authority to enter into this Agreement and to consummate the transactions contemplated hereunder, (b) the execution and consummation of this Agreement by the Seller and the performance of the transactions contemplated hereunder does not violate any judicial or governmental order (gerichtliche oder behördliche Verfügung) by which the Seller is bound, and (c) to the Seller’s Knowledge, there are no proceedings or investigations pending or threatened against the Seller which seek to prevent or materially delay the consummation of the transactions contemplated under this Agreement.

9.2.5

Binding Agreement. As of the Signing Date and as of the Closing Date subject to the Clearances being obtained, this Agreement and all other agreements executed or to be executed in connection therewith have been duly executed by or on behalf of the Seller and constitute binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms and conditions.

9.3	Title to Sold Shares
9.3.1

Valid Issuance. As of the Signing Date and as of the Closing Date, (a) the Sold Shares are duly authorized, validly issued and the contributions thereon (Einlagen) are fully paid up and (b) there are no obligations to make further contributions (keine Nachschusspflichten) on the Sold Shares.

9.3.2

Ownership of Sold Shares; No Rights of Third Parties. As of the Signing Date and as of the Closing Date, (a) the Seller owns the Sold Shares, free and clear of any encumbrances (dingliche Belastungen) and pending assignments and (b) there are no preemptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire the Sold Shares.

9.3.3

Entire Share Capital. As of the Signing Date and as of the Closing Date, (a) the Sold Shares represent all of the issued and outstanding shares in the Company and (b) there are no agreements or commitments, providing for the issuance of additional shares in the Company.

9.4	Status of the Group Entities
9.4.1

Corporate Status. As of the Signing Date and as of the Closing Date, the statements in Section 2.1 and Section 2.2 above are correct. As of the Signing Date and as of the Closing Date, each Group Entity is duly established and validly existing under the laws of its jurisdiction of incorporation or formation.

9.4.2

No Insolvency. Except as set forth in Exhibit 9.4.2, no insolvency proceedings (Insolvenzverfahren) are being applied for, are pending or have been rejected on account of lack of assets in relation to any Group Entity and none of the Group Entities is unable to pay its debts (zahlungsunfähig) or is over-indebted (überschuldet). No arrangement or compromise has been made by any Group Entity with its creditors. There are no circumstances which would justify the institution of insolvency proceedings or a proceeding with similar effect with regard to the Group Entities.

9.5	Subsidiary Interests
9.5.1

Valid Issuance. As of the Signing Date and as of the Closing Date, (a) the Subsidiary Interests are duly authorized, validly issued and the contributions thereon (Einlagen) are fully paid up and (b) there are no obligations to make further contributions (keine Nachschusspflichten) on the Subsidiary Interests.

9.5.2

Ownership of Subsidiary Interests, No Rights of Third Parties. As of the Signing Date and as of the Closing Date, the Subsidiary Interests (a) are owned as set forth in Exhibit 9.5.2, (b) are free and clear

EU-DOCS\22159719

of any encumbrances (dingliche Belastungen) and pending assignments and (c) there are no preemptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire any of the Subsidiary Interests. No Group Entity is the legal or beneficial owner of, or has agreed to acquire, any shares, securities or other interests in any company (other than the Subsidiary Interest), is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations), is a party to any profit-sharing arrangement (other than the PLTA), or is a party to or the subject of any shareholders' agreement.

9.5.3

Entire Share Capital. As of the Signing Date and as of the Closing Date, the Subsidiary Interests represent all of the issued and outstanding shares in the Subsidiaries and there are no agreements or commitments, providing for the issuance of additional shares or equity interests in the respective Subsidiary.

9.6	Financial Statements

The financial statements of the Group Entities, each consisting of the balance sheets as of 31 December 2017 and profit and loss statements ending on 31 December 2017 (but excluding the business reports (Lagebericht) and notes (Anhang) in respect of which no guarantee is made), which are together attached hereto as Exhibit 9.6-1 (the “Financial Statements”) have been, with respect to any Group Entity other than the Company to the Seller's Knowledge, prepared in all material respects in accordance with the accounting principles specified therein and fairly present, in all material respects, the assets and liabilities, financial condition and results of operations of the respective Group Entity as of, and for the period ended on 31 December 2017, based on the facts actually known by the respective Group Entities’ managing directors (Geschäftsführer) as of the Signing Date. To the Seller’s Knowledge, the management accounts from 1 January 2018 through 31 August 2018, as disclosed during the Due Diligence and as attached hereto as Exhibit 9.6-2, have been prepared generally in accordance with IFRS (with certain exceptions, in particular those set out in Exhibit 9.6-3) and on a basis consistent with past practices of the Group Entities in preparing their management accounts and fairly represent the assets and liabilities of the Group Entities as at the date and in respect of the period to which they relate.

9.7	Financial Records

To the Seller's Knowledge, each Group Entity’s accounting and other financial records have been properly kept and maintained in accordance with applicable laws, are up to date, constitute an accurate record of all material matters which ought to appear in them and are in its possession or under its control.

9.8	Conduct of Business

To the Seller's Knowledge and except for the transactions described in or contemplated under this Agreement and/or disclosed in the Due Diligence Material or in Exhibit 9.8 or as required by law, in the period since
31 December 2017 until the Signing Date,

9.8.1	no resolution of the shareholders of any Group Entity has been passed;
9.8.2	the Business has been carried on in the ordinary course of business without any material disruption or alternation in its nature, scope or manner, to maintain the same as a going concern;
9.8.3	no Group Entity has acquired or disposed of a business as a going concern, or agreed to do so;
9.8.4	no Group Entity has acquired or disposed of any fixed assets / assets with a value in excess of EUR 30,000, or agreed to do so;
9.8.5	no Group Entity has incurred any capital expenditure in the excess of EUR 30,000 or agreed to do so;
9.8.6	no Group Entity has changed its policies or procedures in relation to the collection of trade receivables or the payment of trade payables or agreed to do so;
9.8.7	no debts with a value in excess of EUR 15,000 owed to any Group Entity have been released, deferred, discounted, written off or have proved to any extent irrevocable; and
9.8.8

no Group Entity has assumed or incurred any liability, obligation or expense (whether actual or contingent) which is likely to exceed EUR 15,000 or agreed to do so, other than as a result of trading activities in the ordinary course of business;

9.8.9

no Group Entity has borrowed from a third party, raised any money or taken any financial facilities (including any kind of financing from other institutions or non-bank financing, factoring or private loans)

EU-DOCS\22159719

or agreed to do so nor has any Group Entity repaid any borrowing or indebtness before their stated maturity date or agreed to do so other than in the ordinary course of business; and
9.8.10	no litigation has been settled, commenced or threatened.

For the avoidance of doubt, the restricted actions set out in Sections 9.8.2 through 9.8.10 apply to any intragroup dealings between the Group Entities.

9.9	Grant and State Aid

Except as disclosed in Exhibit 9.9 no Group Entity has in the last three (3) years applied for or received any grant, subsidy, allowance, loan, payment, guarantee or other financial assistance or aid from any Governmental Authority (“Grants”). There has been no actual or alleged breach by any Group Entity of any terms or conditions of any Grant and no Group Entity is under any obligation (whether contingent or otherwise) to repay any Grant (in whole or in part).

9.10	Real Property
9.10.1	No Group Entity does own any real property.
9.10.2

Exhibit 9.10.2 lists completely and accurately all real property leased, occupied or used by a Group Entity. To the Seller's Knowledge, the underlying lease agreements are valid, in full force and effect and the rents and other monies due and payable under these leases have been paid in full and on time.

9.11	Material Agreements
9.11.1

To the Seller's Knowledge, except as concluded between any Group Entities and except as disclosed in the Due Diligence Material, Exhibit 9.11.1 contains a list of all agreements which have not yet been fully performed by both parties (nicht vollständig erfüllte Verträge) and which were expressly or implicitly concluded by a Group Entity, whether in writing, oral or in another form, and which fall within at least one of the following listed categories (hereinafter collectively referred to as the “Material Agreements” and individually as a “Material Agreement”), in each case containing correct information about the contracting parties and the subject matter thereof:

(a)	agreements regarding the acquisition, sale or encumbrance of real property or rights equivalent to real property;
(b)	agreements regarding the acquisition, sale or encumbrance of shares of or interests in other companies or partnerships;
(c)	agreements concerning the acquisition, sale or encumbrance of fixed assets which (either individually or collectively) have a value of at least EUR 50,000;
(d)	agreements to purchase, sell or use any enterprises, business operations, or parts thereof;
(e)

loan agreements, account agreements or other credit agreements, which the Group Entities have concluded either as lender or borrower (with the exception of any customary payment deferrals agreed to in the ordinary course of business), as well as factoring agreements, each with a value of at least EUR 50,000;

(f)	guarantees, payment guarantees (Bürgschaften), assumptions of debt, collateral promises (Schuldbeitritte), letters of comfort and similar legal instruments issued by any of the Group Entities;
(g)

collective bargaining agreements (including company-specific collective bargaining agreements) to which the Group Entities are subject (also by virtue of a decree of universal application (Allgemeinverbindlichkeitserklärung)), as well as shop agreements (Betriebsvereinbarungen) and implied contracts based on established plant practices (betriebliche Übungen);

(h)	agreements that were entered into or obligations that were incurred outside the ordinary course of business;
(i)	agreements between any of the Group Entities, on the one hand, and the Seller and/or Seller's Affiliates, on the other hand;
(j)	other agreements or commitments, (i) which impose annual payments in the individual case on

EU-DOCS\22159719

a Group Entity of at least EUR 50,000 per year, (ii) which may be terminated by the relevant Group Entity with at least 6 months prior notice, (iii) the breach or termination of which could have a Material Adverse Effect.

9.11.2	To the Seller's Knowledge, each Material Agreement is in full force and effect and binding on the parties to it.
9.11.3

To the Seller's Knowledge, no Group Entity is in breach of any Material Agreement, there are no circumstances which are likely to give rise to such a breach, no notice of termination or intention to terminate any Material Agreement has been received by any Group Entity and none is anticipated. To the Seller's Knowledge, there are no grounds for termination, rescission, avoidance, repudiation or a material change in the terms of any Material Agreement.

9.12	Intellectual Property Rights

To the Seller's Knowledge

9.12.1

Each Group Entity owns, or has licensed to it, all the Intellectual Property Rights that is necessary to carry on the Business in substantially the same manner as conducted on the Signing Date, and the lack of which would result in a Material Adverse Effect.

9.12.2

Exhibit 9.12.2 contains full and accurate details of all Intellectual Property rights which are registered, or the subject of an application to register it, in any jurisdiction in the name of any Group Entity (“Registered IP”).

9.12.3

Except as disclosed in Exhibit 9.12.3, the activities and operations of the Group Entities do not infringe any third party's Intellectual Property, and there are no existing, pending or, threatened claims against any Group entity in respect of any infringement of any third party's Intellectual Property directed to a governmental authority or court and no such claims have been made in the last twenty-four (24) months prior to the Signing Date.

9.12.4

All Intellectual Property Rights owned by and licensed to any Group Entity are valid, subsisting and enforceable, and nothing has been done or omitted to be done which is likely to affect adversely such validity, subsistence or enforceability.

9.12.5	All registration and renewal fees relating to the Registered IP have been fully paid when due.
9.13	Employment Matters

To the Seller's Knowledge

9.13.1

Exhibit 9.13.1 contains a complete and correct list as at the Signing Date of all employees and managing directors (Geschäftsführer) of the Group Entities with an annual target salary in excess of EUR 75,000 (the “Key Employees”) in the individual case (including all bonuses) and none of those Key Employees has given written notice of termination of his or her service or employment and, there is no indication that a Key Employee intends to terminate or otherwise end his or her engagement with the respective Group Entity.

9.13.2	Exhibit 9.13.2 contains an in all material respects complete and correct anonymized list as of the Signing Date of all employees of the Group Entities.
9.13.3	The Group Entities have duly and fully performed all payment and other obligations owed to their workers and employees when those obligations became due.
9.13.4

Except as listed in Exhibit 9.13.4, no Group Entity has a works council (Betriebsrat). There is also no indication that a works council will be established in any of those Group Entities where none exists.

9.13.5

Exhibit 9.13.5 contains for each Group Entity a complete and correct list of all agreements and other commitments, whether of an individual or collective nature and including commitments based on works custom (betriebliche Übung), regarding employee benefits such as anniversary, holiday or jubilee payments, bonus, profit participation or other variable remuneration elements (the “Employee Benefits”). Such list correctly states the legal basis for the Employee Benefits and the nature and dates of the respective commitments.

9.13.6

Exhibit 9.13.6 includes for each Group Entity a correct and complete list of all agreements and other commitments, whether of an individual or collective nature and including commitments based on works

EU-DOCS\22159719

custom (betriebliche Übung), regarding pensions under which such Group Entity has an obligation (betriebliche Altersversorgung; the agreements listed or to be listed in Exhibit 9.13.6 the “Pension Commitments”).

9.13.7

Except as disclosed in Exhibit 9.13.7 and in the Due Diligence Material, the Group Entities have in the last twenty-four (24) months prior to the Signing Date not experienced any formal disputes or proceedings with a Governmental Authority with regard to labor or work environment matters or any individual labor disputes or any strike, labor interruption or disturbance or other collective labor disputes of any nature.

9.14	Data Protection

To the Seller's Knowledge

9.14.1	Each Group Entity materially complies with all applicable and material laws, guidelines and industry standards relating to the processing of personal data and privacy (“Data Protection Laws”).
9.14.2	Each Group Entity has in place and operates adequate procedures to ensure continued compliance with Data Protection Laws.
9.14.3	No Group Entity has received in the last twenty-four (24) months before the Signing Date any notices or any communications from any person:
(a)	alleging non-compliance with any Data Protection Laws; or
(b)	complaining about its use of personal data;

and there are no circumstances likely to give rise to any such notices or communications.

9.15	Environmental Matters

To the Seller's Knowledge and except as disclosed in the Due Diligence Material or in Exhibit 9.15

9.15.1	each Group Entity has conducted its business in accordance with Environmental Laws;
9.15.2

in the last twenty-four (24) months, no Group Entity has received any enforcement, prohibition, improvement, remediation, compliance, restoration or stop notice or other notice of equivalent nature from any Governmental Authority relating to Environmental Laws;

9.15.3

no Group Entity is involved in any dispute, claim, legal action, proceeding, suit, litigation, prosecution, arbitration or any other form of alternative dispute resolution arising from or relating to Environmental Laws and none is pending or threatened. There are no circumstances likely to give rise to any such dispute;

9.15.4

there are no Hazardous Substances (including asbestos) present at, in, on or under the properties used by the Group Entities (including in any tanks, whether above or below ground). There has been no release, leakage, migration, spill, discharge or emission into the Environment of any Hazardous Substance other than in accordance with Environmental Laws.

9.16	Legal Proceedings

To the Seller's Knowledge, except as disclosed in the Due Diligence Material or in Exhibit 9.16 and except for proceedings concerning the collection of claims generated by the Group Entities in their ordinary course of business, the Group Entities are not involved as claimant or defendant in any pending (rechtshängig) court or arbitration proceedings (Gerichts- und Schiedsgerichtsverfahren) with an amount in dispute (Streitwert) in the individual case of more than EUR 60,000, and no such proceedings or investigations have been threatened.

9.17	Anti-Corruption

To the Seller's Knowledge and except as disclosed in the Due Diligence Material, each Group Entity and its officers and employees have complied with all applicable anti-bribery and anti-corruption laws (including any which have extra-territorial effect) (“Anti-Corruption Laws”) and each agent or representative authorised to act on behalf of any Group Entity has conducted its business relating to such Group Entity in compliance with all Anti-Corruption Laws.

EU-DOCS\22159719

9.18	Compliance with Laws

To the Seller's Knowledge and except as disclosed in the Due Diligence Material and Exhibit 9.18, the Group Entities have conducted the Business in the last twenty-four (24) months prior to the Signing Date in accordance with applicable laws, provided that any matters relating to data protection, the environment and/or anti-corruption shall be exclusively covered by Sections 9.14, 9.15 and 9.17.

9.19	Tax

Except as disclosed in Exhibit 9.19,

9.19.1	each Group Entity has as of the Signing Date:
(a)	submitted all relevant Tax returns to the relevant Tax Authorities in a timely manner (taking into account any applicable extension of any filing term);
(b)	punctually (taking into account any permitted extension) paid all Tax due to be paid;
(c)

punctually (taking into account any permitted extension) made all deductions and withholdings on account of Tax due to be made in respect of any payment made or benefit provided before the Signing Date; and

(d)	maintained and has in its possession or under its control all records and documentation that it is required to maintain for the purposes of any Tax and to calculate its obligations in respect of Tax.
9.19.2

no Group Entity is or has been subject to any investigation or other non-routine tax audit or visit (Durchsuchung im Sinne von § 399 Abs. 2 Satz 2 Abgabenordnung) by any Tax Authority and no Tax Authority has announced in writing that it intends to make such an investigation or other non-routine audit or visit.

9.19.3	none of the Group Entities are subject to any appeals proceeding relating to Taxes (Ein spruchsverfahren) or fiscal court proceedings (finanzgerichtliche Verfahren).
9.19.4

and except for the fiscal unity for corporate income and trade tax purposes established by way of the PLTA, no Group Entity forms a fiscal unity nor are any of them party to any tax allocation or sharing arrangement in respect of its profits, gains or losses of another company.

9.20	Finder’s Fee and Management Incentives

As of the Signing Date and the Closing Date the Group Entities have not (i) incurred any obligation for brokerage or finders' fee, agents' commissions or similar payments to be made in connection with the transactions contemplated by this Agreement, or (ii) paid or promised to their officers and directors or employees any bonus payments or other special incentives in connection with this Agreement and the transactions contemplated herein, except as disclosed in Exhibit 9.20. For the avoidance of doubt, no cash is to be paid by any of the Group Entities for the foregoing amounts.

9.21	Information Disclosed

To the Seller's Knowledge, the Due Diligence Material given by or on behalf of the Seller to the Purchaser, its Affiliates or advisors before and during the negotiations leading to this Agreement is in all material respects accurate and not substantially misleading and no information has been withheld by the Seller which might be material to a prospective purchaser of the Sold Shares and/or the Business.

9.22	No Other Representations or Warranties
9.22.1

Due Diligence by Purchaser's Representatives. The Seller does not make any representations or warranties regarding the Sold Shares, the Group Entities and their business other than the Seller's Representations.

9.22.2

Non-Reliance on Provided Information. The Purchaser confirms and agrees that the Seller does not make any representations or warranties, and that the Purchaser has not relied on nor will it make any claim against the Seller or any of the Seller's Representatives, in respect of any budget, forecast, estimate or other projection of any nature (including projections of future revenues, future results of operations, future cash flows, future financial condition or future business operations (or any underlying components thereof).

EU-DOCS\22159719

7552690241300010.	SELLER'S COVENANTS
10.1	Conduct of Business prior to Closing
10.1.1

General. From the Signing Date until the Closing Date (the “Interim Period”), except for the actions set forth in Exhibit 10.1.1, the Seller shall procure that the Group Entities continue to carry on the Business in all material respects within the ordinary course consistent with past practice, except where failure to do so would not reasonably be expected to have a Material Adverse Effect. As a matter of clarification, the Seller shall in particular be entitled, to the extent legally permissible and subject to Section 4.3 above, to distribute any and all existing (undistributed) profits and other cash available at the Company to the Seller, including in particular by any and all actions under Section 4.4 above.

10.1.2

Debt free. The Seller shall procure that the Group Entities are transferred free of any financial debt (Verbindlichkeiten gegenüber Kreditinstituten) or any kind of financing (including any kind of financing from other institutions or non-bank financing, factoring or private loans) at Closing.

10.1.3

Restricted Actions. During the Interim Period, except for the actions set forth in Exhibit 10.1.3, the Seller shall procure that the Group Entities do not take any of the following actions without the Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed:

(a)

incur any liability (including any conditional, deferred or deferrable liabilities) which in the individual case exceeds the amount of EUR 25,000, with the exception of current liabilities arising from the purchase of goods and services in the ordinary course of business and in substantially the same business manner as before;

(b)	any waiver or settlement of liabilities with an aggregate amount of more than EUR 25,000;
(c)

incur any financial debt (Verbindlichkeiten gegenüber Kreditinstituten) or any kind of financing (including any kind of financing from other institutions or non-bank financing, factoring or private loans) without the prior written consent of the Purchaser (which consent in each case shall not be unreasonably withheld or delayed beyond two (2) Business Days after the Purchaser's receipt of the Company's request therefor);

(d)

shall make, with respect to any officer, managing director, board member, employee, advisor, sales representative or distributor, any changes regarding salaries or other (also performance-based) remuneration or other contractual terms or pay any bonuses or other extraordinary compensation or make any severance payments or otherwise commit (even conditionally) to make such payments or grant a loan to any such persons outside the ordinary course of business;

(e)

pledge, assign, create a security interest in, or otherwise encumber, any tangible or intangible assets (regardless of whether such assets can or cannot be recognized on the balance sheet), except in the ordinary course of business and in substantially the same business manner as before;

(f)

sell, lease, transfer, or purchase any tangible or intangible assets (regardless of whether such assets can or cannot be recognized on the balance sheet) for a value which in the individual case exceeds EUR 25,000, or undertake to do any of the foregoing, except for the sale or purchase of such assets in the ordinary course of business and in substantially the same business manner as before;

(g)	cancel, terminate or materially amend or modify any Material Agreement;
(h)	any merger, split-off or other company reorganization within the meaning of and pursuant to the German Reorganization Act (Umwandlungsgesetz) involving any Group Entity;
(i)	any dissolution or liquidation of any Group Entity;
(j)

any acquisition or disposal of shares or equity interests in any company or partnership for consideration in excess of EUR 25,000 (in words: Euro twenty-five thousand) in the individual case; for the avoidance of doubt, this does not apply for any measures as regards KEYMILE LLC (Russia);

(k)	any acquisition or disposal of real estate for consideration in excess of EUR 25,000 (in words: Euro twenty five thousand) in the individual case;

EU-DOCS\22159719

(l)

enter into any new employment or service contracts without the prior written consent of the Purchaser (which consent in each case shall not be unreasonably withheld or delayed beyond five (5) Business Days after the Purchaser's receipt of the Company's request therefor), provided that, when requesting such consent, the Company shall provide to the Purchaser all relevant information about the contract and the position; and

(m)	entering into any agreement to take any of the actions set forth under (a) through (1).

For the avoidance of doubt, the restricted actions set out above also apply to any intragroup dealings between the Group Entities.

10.1.4

Leakage. During the Period between the Effective Date and the Closing Date, the Seller shall cause (steht dafür ein) that no Leakage, other than Permitted Leakage, occurs without the Purchaser's prior consent. For the purposes of this Agreement, “Leakage” means (a) any payment of dividends or conveyance of any monetary or other benefit by any Group Entity to any member of the Seller's Group; (b) any repurchase, redemption or other acquisition by any of the Group Entities of its shares or interests from any member of the Seller's Group; (c) any assumption or fulfillment by any Group Entity of liabilities of any member of the Seller's Group; or (d) any waiver by any of the Group Entities of a claim against any member of the Seller's Group. For purposes of this Agreement “Permitted Leakage” shall mean (a) any transactions contemplated by this Agreement including any distributions under Section 4.3; (b) any intragroup transactions between the Group Entities that were entered into in the ordinary course of business prior to the Effective Date in relation to which the relevant Group Entity has received arm’s length consideration or the relevant Group Entity has otherwise been adequately compensated or reimbursed as disclosed in Exhibit 10.1.4 and such other similar transactions entered into after the Signing Date subject to the written consent of the Purchaser (which consent in each case shall not be unreasonably withheld or delayed beyond two (2) Business Days after the Purchaser's receipt of the Company's request therefor); and (c) any internal administration or overhead costs of any of the Group Entities incurred in the ordinary course of business (but excluding any transaction costs of the Transaction) subject to the written consent of the Purchaser (which consent in each case shall not be unreasonably withheld or delayed beyond two (2) Business Days after the Purchaser's receipt of the Company's request therefor).

10.2	Purchaser's Consent
10.2.1

Consents. With respect to Section 10.1, the Purchaser hereby consents to (a) any of the measures or activities set forth in Exhibit 10.1.1 or reflected in any business plan and/or investment budget set forth in such Exhibit, (b) any actions, measures and transactions to be taken or performed pursuant to the provisions of this Agreement (including without limitation in preparation of the satisfaction of the Closing Conditions and the Closing Actions), and (c) any actions required to comply with applicable laws and orders of a competent Governmental Authority and in each case ((a) through (c)) any actions, measures and transactions required or expedient in connection therewith.

10.2.2

Request of Further Consent. Any requests by the Group Entities or the Seller for the Purchaser's consent should be addressed in writing to Michael Golomb with a copy to Alex Yastremski, or any other person explicitly defined by the Purchaser (including the contact details) (the “Contact Person”) by e-mail (preferred) or certified mail, followed by a phone call to ensure the actual receipt by the Contact Person of such consent request. In the event that the Contact Person does not oppose a request within three (3) Business Days after the receipt of the latter of the e-mail (preferred) or certified mail, the Purchaser shall be deemed to have consented to the respective action. For the avoidance of doubt, any deemed or other consent shall not oblige the Group Entity concerned to take the action or measure for which such consent was requested.

10.3	Funding Obligations with regard to the Seller
10.3.1

Until the finalization of a tax audit of the Company for the fiscal year 2017 by way of an issued and received tax audit report or a statement by the tax auditor that no changes to the audited tax returns will be made, the Seller undertakes to keep an amount of EUR 1,250,000.00 (in words: Euro one million two hundred and fifty thousand) at the level of the Seller (the “Liquidity Reserve”); provided, that (a) such amount can be reduced in case the underlying tax risk is reduced, as mutually agreed by the Parties acting in good faith (it being understood that the Liquidity Reserve may be reduced and distributed to the Seller's shareholders in an amount of EUR 542,000 without further consent of the Purchaser in case the Tax Audits are finalized and it has not been challenged as a result of the Tax Audits that the PLTA was orderly consummated and executed (durchgeführt), and (b) such cash amount can be replaced by adequate security (i.e. parental guarantee, bank guarantee or any form of insurance), in form and substance as may be reasonably required by the Purchaser.

EU-DOCS\22159719

10.3.2

The amount stated in Section 10.3.1 shall serve as collateral with regard to any Tax Claims, including but not limited to those arising out of or in connection with the 2017 tax audit with respect to the Group Entities. If and to the extent that such tax audit results in a change of the audited tax returns causing a Tax Claim the amount as stated in Section 10.3.1 shall not be taken out of the Seller (other than for paying such Tax Claims) by any means if and to the extent not all Tax Claims are fulfilled.

10.4	W&I Insurance Premium

The Seller shall reimburse the Purchaser for premiums owed by the Purchaser under the W&I Insurance up to a maximum amount (including taxes, if any) of EUR 125,000.00 (in words: Euro one hundred twenty-five thousand). Such reimbursement obligation shall become due on the later of (i) ten (10) Business Days after receipt of a respective invoice of the carrier of the W&I Insurance; (ii) the relevant premiums having become due; and (iii) ten (10) Business Days after the Closing Date.

11.	RESTRUCTURING AND ABB SALE
11.1.1

Seller's Indemnification obligations. With Section 13 remaining unaffected and subject to any limitations set forth in Sections 11.1.2 and 11.1.3 below, the Seller shall indemnify and hold harmless (freistellen) the Purchaser, or at the Purchaser's election, the respective Group Entities or their respective legal successors from and against all liabilities, costs, losses and any comparable financial obligations out of or in connection with

(a)

the corporate restructuring of the Business, comprising of (i) the carve out of KEYMILE LLC (Russia), (ii) the liquidation of KEYMILE Kft. (Hungary), KEYMILE SP z.o.o. (Poland), KEYMILE Asia Pte. Ltd., and (iii) the merger of HYTEC GmbH and Riverside KM HYTEC GmbH, regarding in each case any liability or obligation resulting from any of the aforementioned restructuring measures;

(b)

the ABB SPA, in particular any liability or obligation of the Group Entities thereunder and any transaction contemplated by the ABB SPA, except of any liability or obligation resulting from breaches set out in Section 11.1.2 below; and

(c)	the redundancy process including but not limited to the transfer and/or termination of the employees as listed in Exhibit 11.1.l(c).
11.1.2

Purchaser's Indemnities. The Purchaser shall indemnify and hold harmless (freistellen) the Company and the Seller or their respective legal successors from and against all liabilities and obligations out of or in connection with any breaches of any post-closing obligations of the Group Entities under the ABB SPA in the time after Closing, in particular any non-compete or non-solicit obligation under Section 19 of the ABB SPA, in a way that no claim of ABB Schweiz AG resulting out of any such breach will lead to a reduction of the Escrow Amount to be paid out to the Seller.

11.1.3

Cooperation regarding Sell-Side W&I Insurance. The Parties agree to cooperate in connection with the process of the taking out of the Sell-Side W&I Insurance by the Seller through their respective teams from PwC. In particular, the Seller shall ensure that its PwC team keeps its counterpart instructed by the Purchaser regularly and reasonably informed about such process.

12.	PURCHASER'S REMEDIES
12.1	Breach; Indemnification; Losses
12.1.1

Consequences of Breach. Subject to the provisions of this Section 12, if any of the Seller's Representations is incorrect or if the Seller is in breach of any of the Seller’s Covenants or any other indemnity, covenant, agreement or undertaking under or in connection with this Agreement
(a “Breach”), the Seller shall put the Purchaser or, at the Purchaser's election, the relevant Group Entity, into the position it would have been in had the Breach not occurred (Naturalrestitution). If and to the extent such remediation in kind (Naturalrestitution) (a) has not been effected by the Seller within a period of two (2) months after the receipt of a Breach Notice, (b) is impossible, then the Purchaser shall be entitled to request from the Seller exclusively compensation in cash (Schadensersatz in Geld) for any Losses incurred by the Purchaser. In case of the Purchaser's request for compensation in cash, the Seller shall be entitled to offset such claim in the respective amount against the Purchaser's payment obligations under the Working Capital Facility.

12.1.2

Definition of Losses. For the purposes of this Agreement, “Losses” shall be determined using the legal principles of calculation of damages, mitigation of damages and offsetting of losses by advantages (Schadensberechnung, Schadensminderung, Vorteilsausgleich) pursuant to Sections 249 et seq. BGB but shall only mean any actual damages, and foreseeable indirect and consequential damages (vorhersehbare indirekte und Folgeschäden), but excluding (a) any lost profits

EU-DOCS\22159719

(entgangener Gewinn), (b) any other indirect damages (mittelbare Schäden) or consequential damages (Folgeschäden), (c) any frustrated expenses (vergebliche Aufwendungen) within the meaning of Section 284 BGB, (d) any potential reduction in value (Minderung) of the Company, any other Group Entity or the Business beyond the actual damage incurred, (e) any internal administration and overhead costs, and (f) any damages based on the allegation that the Purchase Price or any portion thereof have been calculated or determined based on incorrect assumptions; provided that any Leakage in Breach of the Seller's Covenant in Section 10.1.4 shall always be compensated on a Euro-for-Euro basis. In no event shall any multipliers be taken into account in determining the amount of Losses. All payments to be made under this Section 12 shall be made in cleared funds, without any deduction or set off and free and clear of any without deduction for or on account of any Taxes, levies, duties charges, fees and withholdings of any nature now or hereafter imposed, save as required by law. In case the Seller is compelled to make any deductions, it shall pay to the Purchaser such additional amounts as are necessary to ensure receipt of the full amount as if there had been no deductions.

12.1.3

Computation of Losses. Without limiting the generality of Section 12.1.2, any benefits received by the Purchaser or the Group Entities in connection with or as result of the Breach (including avoided losses, tax benefits and savings, and increases in the value of any asset owned by the Group Entities (Abzug neu für alt)) shall be deducted for the purpose of computing the Losses (Vorteilsausgleich) in accordance with Section 254 BGB.

12.1.4

Certain Offsets. The Seller shall not be liable to the Purchaser under this Agreement to the extent that the aggregate amount of Losses does not exceed the aggregate amount of (a) any provisions (Rückstellungen) contained in the Financial Statements related to such Losses which may be dissolved under the applicable accounting principles, and (b) any proceeds of the Group Entities which (i) result from the collection of accounts receivable or the sales of assets for which value adjustments (Wertberichtigungen) have been made in the Financial Statements or (ii) exceed the adjusted value of such items as reflected in the Financial Statements.

12.1.5

Exclusion of Seller's Liability. In no event shall the Seller be liable for any Breach, and the Purchaser shall not be entitled to bring any claim under or in connection with this Agreement, if and to the extent (for the avoidance of doubt, a partial exclusion is possible):

(a)

Either the Purchaser or the Purchaser's Representatives, or (following the Closing Date) the Group Entities, their respective representatives or any successor to all or part of their business have caused or participated in causing (verursacht oder mitverursacht) any Losses, except where these Losses were caused by legally mandatory actions, or have aggravated such Breach or any Losses resulting therefrom or failed to mitigate Losses pursuant to Section 254 German Civil Code (BGB);

(b)

The matter underlying the Breach has been taken into account in the Financial Statements, as a write-off (Abschreibung), value adjustment (Wertberichtigung), liability (Verbindlichkeit) or provision (Rückstellung), including general adjustments or provisions made for the relevant risk category (e.g., Pauschalwertberichtigungen, Pau schalriickstellungen), or otherwise;

(c)

The Purchaser or any of the Group Entities, or any successor to all or parts of their business has received or has a respective claim for repayment, reimbursement or indemnification against a third party (other than any of the Group Entities), including under any insurance policy in force until the Closing Date, or would have had such claim if the insurance coverage in force at the Closing Date had been maintained after the Closing Date;

(d)

The matter underlying the Breach was known by the Purchaser or any of the Purchaser's Representatives on the Signing Date, provided that the Purchaser shall in any event be deemed to have knowledge of all matters which were Fairly Disclosed in:

(i)	This Agreement, including its Exhibits and the Financial Statements (with Section l 2.l.5(b) above remaining unaffected);
(ii)

The Due Diligence Material. For the purposes of this Agreement, the “Due Diligence Material” means the documents and information of a commercial, financial, accounting, tax, legal, environmental and other nature concerning the Sold Shares, the Group Entities and the Business which were made available to the Purchaser and the Purchaser's Representatives during, or in connection with, the Due Diligence, including the statements made, and answers given, to the Purchaser and the Purchaser's Representatives during the question & answer process instituted with respect to the Due Diligence and during any other meetings,

EU-DOCS\22159719

conference calls or correspondence with the Group Entities, the Entities' Representatives, the Seller and the Seller's Representatives, including in the course of the negotiation of this Agreement; in each case as far as uploaded to the electronic data room operated by Intralinks or an Affiliate thereof for the purposes of the Due Diligence; or

(iii)

any due diligence reports, memoranda and other reports and studies prepared by or on behalf of the Purchaser or the Purchaser's Representatives in connection with the Due Diligence, this Agreement or the Transaction (collectively the “Purchaser's Reports”).

Electronic copies of the Due Diligence Material shall be deposited on the Signing Date, immediately following the execution of this Agreement, with the Notary for evidentiary purposes (such electronic copies together the “Data Carrier”); prior to signing, one Data Carrier has been surrendered to the Notary together with a confirmation letter provided by the Data Room provider. For evidentiary purposes, a statement by the Data Room provider as to when the Data Room was closed is attached as Exhibit 12.l.5(d)(iii). The Notary has not verified the readability or content of the Data Carrier. The Data Carrier surrendered to the Notary is to be kept by the Notary for a period of ten (10) years from today's date without the Notary being liable in this respect. In this regard, the Notary has no specific duty of care with regard to maintaining its technical readability or the like. Upon request, the Parties must be given an opportunity to inspect the Data Carrier and to make copies of it in the Notary's office without the Notary being under any obligation to create the technical conditions for this. At the end of the preservation period the Notary may, at his discretion, destroy the Data Carrier, or hand it over to one of the Parties; the Notary's statutory duties of confidentiality remain unaffected.

(e)

The Losses result from or are increased by the passing of, or any change in, any law, statute, ordinance, rule, regulation, common law rule or in the interpretation thereof by, or practice of any Governmental Authority or court after the Signing Date;

(f)	The Breach or the respective Losses are attributable to the change of control over the Company in the course of, or otherwise caused by, the Transaction; or
(g)	The Purchaser failed to comply with any of its covenants, obligations and other commitments under Section 12.2 and under Section 13 (as applicable), unless the Seller was not prejudiced thereby.
12.2	Claim Procedures
12.2.1

Breach Notice; Access to Information. If the Purchaser becomes aware, after the Signing Date, of any facts or circumstances which constitute, or are reasonably likely to constitute, a Breach, the Purchaser shall give the Seller written notice thereof without undue de lay (unverzüglich) and in no event later than fifteen (15) Business Days following the discovery of such facts and circumstances (the “Breach Notice”). The Breach Notice shall state in reasonable detail the nature of the alleged Breach, all relevant available facts and circumstances of such Breach, and, to the extent feasible, the amount of Losses resulting therefrom. The Purchaser shall provide, and shall cause (steht dafür ein) the Group Entities to provide, to the Seller and its respective Seller’s Representatives at the Seller’s request (i) access during normal business hours to the Group Entities' books, records, other information, assets, premises, and any of the Group Entities' Representatives, and (ii) copies of any such books and records and other information (it being understood that any costs for such copies actually incurred by the Purchaser shall be reimbursed by the Seller), if and to the extent required in order to enable the Seller to fully assess the alleged Breach and the resulting Losses.

12.2.2

Lapse of Claims. Any claim of the Purchaser notified by the Purchaser to the Seller by way of a Breach Notice shall (if it has not previously been satisfied, settled or withdrawn) cease to exist (erlösehen) if the Purchaser does not, within four (4) months following the receipt of the Breach Notice by the Seller, initiate arbitration proceedings against the Seller in accordance with Section 16.9.2. Facts, matters, events or circumstances underlying any ceased claim cannot give rise to any other (alleged) Breach.

12.2.3	Third Party Claims. If in connection with a Breach for which the Purchaser intends to hold the Seller liable under or in connection with this Agreement any claim or demand (written or oral) is or may

EU-DOCS\22159719

be asserted by a third party (including any Governmental Authority) in particular to the effect that (i) such third party may have a claim against a Group Entity or (ii) an audit or examination is being or will be conducted by any court or other Governmental Authority (the “Third Party Claim”), the following shall apply:

(a)

The Purchaser shall, without prejudice to its obligations under Section 12.2.1, provide, and shall cause (steht dafür ein) that the Group Entities provide, to the Seller, together with the Breach Notice or as soon as possible thereafter, copies of all documents setting forth or relating to the Third Party Claim. The Purchaser shall, and shall cause (steht dafür ein) that the Group Entities, defend or settle each Third Party Claim upon the request and in accordance with the instructions of the Seller or, if legally permitted and requested by the Seller, the Purchaser shall, and shall cause (steht dafür ein) that the Group Entities, give the Seller the opportunity to defend or settle such Third Party Claim, at the Seller’s sole discretion. The Seller shall be entitled to participate in and direct all negotiations and correspondence with the relevant third party and to appoint and instruct legal counsel to act on behalf and as representative of the relevant Group Entities (and the Purchaser shall cause (steht dafür ein) that the relevant Group Entities issue any power of attorney as may be required for such purpose). No action by the Seller or its respective Seller's Representatives in connection with the defense of the Third Party Claim shall be construed as an express or implied acknowledgement (Anerkenntnis) by the Seller that a Breach under or in connection with this Agreement has occurred or of the facts and circumstances underlying the alleged Breach.

(b)

Regardless of whether the Seller elects to defend the Third Party Claim itself or not, the Purchaser shall, and shall cause (steht dafür ein) that the Group Entities, (i) fully cooperate with the Seller as requested and in accordance with the instructions issued by the Seller for the purpose of avoiding, disputing, defending, appealing, compromising or contesting the Third Party Claim, (ii) provide to the Seller and its respective Seller's Representatives at the Seller's written request (A) with reasonable advance notice access during normal business hours to the Group Entities' books, records, assets, premises, and any of the Group Entities' Representatives, and (B) copies of any such books and records and other information, (iii) afford the Seller and its respective Seller's Representatives opportunity to comment on and discuss with the Purchaser, the Purchaser's Representatives, the Group Entities and the Group Entities' Representatives any actions which are necessary or appropriate to be taken or omitted for the defense of the Third Party Claim, (iv) afford the Seller and its respective Seller's Representatives the opportunity to comment on and review any reports and documents and to participate in all relevant audits, court hearings and any meetings (including video or telephone conference),
(v) deliver to the Seller and its respective Seller's Representatives without undue delay (unverzüglich) copies of all relevant orders (Bescheide), decisions, filings, motions and other documents of any court or other Governmental Authority or party to the conflict or dispute,
(vi) diligently conduct the defense (to the extent not conducted by the Seller itself) in order to mitigate Losses, and (vii) not acknowledge or settle the Third Party Claim without the Seller's prior written consent.

(c)

If and to the extent that it is determined in judicial (including arbitral) proceedings (gerichtlich festgestellt) that a Breach occurred, all costs and expenses incurred by the Seller in connection with the defense (including advisors' fees and internal costs of its staff) shall be borne by the Seller. If the applicable court or arbitral tribunal determines that no Breach occurred, any costs and expenses reasonably incurred by the Seller in connection with the defense (including advisors' fees and internal costs of its staff) shall be borne by the Purchaser. All other costs and expenses, in particular of the Group Entities or the Purchaser, in relation to the defense and the Third Party Claim shall be borne by the Purchaser unless such costs qualify as Losses to be indemnified against by the Seller under this Agreement.

12.2.4

ABB Claims. The regulations under Section 12.2.3 shall apply mutatis mutandis in case any claim or demand (written or oral) is or may be asserted by a third party, in particular ABB, under or in connection with the ABB SPA and in particular to the effect that such third party may have a claim against the Company, HYTEC GmbH and/or any other Group Entity.

12.3	Limitations of Seller’s Liability
12.3.1	Definition of Exempted Claims. For purposes of this Agreement “Exempted Claims” means claims of the Purchaser which are

EU-DOCS\22159719

(a)	specific performance claims for transfer of title to the Sold Shares (Erfüllungsansprüche);
(b)	Tax Claims,
(c)	claims under Section 11;
(d)	claims for Breaches of the Seller’s Representations in Sections 9.2 through 9.5 (the “Fundamental Claims”);
(e)	claims for Breaches of the Seller’s Covenant relating to Leakage in Section 10.1.4; or
(f)	claims arising as a result of intentional breaches (Vorsatz) within the meaning of Section 202 para. 1 BGB or fraud (Arglist).
12.3.2

De Minimis Amount; Deductible Amount. The Seller shall only be liable for Losses resulting from any individual Breach, excluding, for the avoidance of doubt, Tax Claims, if and to the extent that such Losses, excluding Tax Claims, exceed an amount of EUR 25,000 (in words: Euro twenty-five thousand) (the “De Minimis Amount”) and the aggregate amount of all Losses resulting from individual Breaches exceeding the De Minimis Amount exceeds an amount of EUR 250,000 (in words: Euro two hundred fifty thousand) (the “Deductible Amount”), in which case only the amount of Losses exceeding the Deductible Amount shall be recoverable (Freibetrag). The limitations of this Section 12.3.2 shall not apply to Exempted Claims.

12.3.3	Caps. The Seller's aggregate liability
(a)

for any claims of the Purchaser for breaches of Seller's Representations other than the Fundamental Claims (the “Insured Claims”) shall not exceed 0.01% of the Purchase Price (the “W&I Liability Cap”); and

(b)

for any claims of the Purchaser under or in connection with this Agreement, including for breaches of any of the Seller’s Representations, the Seller’s Covenants or any other indemnities, covenants, agreements or undertakings set forth in this Agreement, excluding, for the avoidance of doubt, Tax Claims and Breaches resulting in Exempted Claims and Insured Claims, shall be limited to an aggregate amount of EUR 1,250,000 (in words: Euro one million two hundred fifty thousand) of the Purchase Price actually received by the Seller. The Seller's aggregate liability under or in connection with this Agreement, including for Breaches resulting in Exempted Claims, Tax Claims and Insured Claims shall in no event exceed an aggregate amount of 100% (in words: one hundred percent) of the Purchase Price actually received by the Seller.

The Purchaser expressly acknowledges and the Parties agree that any liability of the Seller for Insured Claims in excess of the W&I Liability Cap shall be excluded. Consequently, the Purchaser's sole recourse with respect to Insured Claims, in excess of the W&I Liability Cap shall be against the entity or entities, as the case may be, underwriting the Insured Claims (each an “Insurer”). The Purchaser expressly acknowledges and the Parties agree that the validity and collectability risks in respect of the insurance, if any, which has been or will be taken out by Purchaser in relation to the Insured Claims or any other claims of Purchaser under this Agreement (the “W&I Insurance”) shall solely and irrevocably rest with the Purchaser. In addition, in case the Purchaser pursues a claim against the Seller and such claim can be recovered or could reasonably have been recovered under the W&I Insurance, the Seller shall only be liable for amounts which cannot and could reasonably not have been recovered under the W&I Insurance.

12.3.4

Limitation Periods. Any claims of the Purchaser under or in connection with this Agreement, including for Breaches of all Sellers's Representations, Seller's Covenants or any other indemnities covenants, agreements or undertakings set forth in this Agreement shall become time-barred (verjahren) on the first (1st) anniversary of the Closing Date, except for

(a)	Fundamental Claims which shall become time-barred (verjahren) on the third (3rd) anniversary of the Closing Date;
(b)

claims arising as a result of intentional breaches (Vorsatz) within the meaning of Section 202 para. 1 BGB or fraud (Arglist), which shall become time-barred upon expiration of the statutory limitation period; and

(c)	claims arising under Section 13 which are governed by Section 13.2.5.

EU-DOCS\22159719

Section 203 of the German Civil Code (BGB) shall not apply.

12.4	Reimbursements
12.4.1

General. Any payments actually made by the Seller to discharge a liability under or in connection with this Agreement which is or becomes excluded, limited or reduced under this Section 12 shall be refunded by the Purchaser to the Seller immediately upon the event triggering such exclusion, limitation or reduction of liability becoming known. The preceding sentence shall apply mutatis mutandis to any other remediation measures actually undertaken by the Seller with respect to which liability is or becomes excluded, limited or reduced under this Section 12, in which case the Purchaser shall compensate the Seller for such remediation measures in cash. The Purchaser undertakes to inform the Seller without undue delay (unverzüglich) about any event which may trigger an exclusion, limitation or reduction of liability under this Section 12.

12.4.2

Excess Recoveries. Without limiting the generality of Section 12.4.1, if the Purchaser recovers from a third party for Losses for which it (or the relevant Group Entity) was already compensated in whole or in part by the Seller under or in connection with this Agreement, the Purchaser undertakes to pay to the Seller the amount of such excess recovery within ten (10) Business Days of its receipt. The Purchaser shall and shall cause the Group Entities, as far as legally possible, to claim reasonable recovery from any third party, in particular any insurance provider, which may possibly be responsible for compensation payments under or in connection with any Losses and shall take, and procure to be taken, all actions reasonably required to achieve third party recovery.

12.5	No Additional Rights or Remedies
12.5.1

Exclusive Remedies. The remedies which the Purchaser may have against the Seller under or in connection with this Agreement, including for Breaches of any of the Sellers’s Representations, the Seller's Covenants, or any other indemnities covenants, agreements or undertakings set forth in this Agreement shall solely be governed by this Agreement and shall be the exclusive remedies available to the Purchaser. If and to the extent permitted by law, any claims and remedies other than those explicitly provided for in this Agreement, regardless of their nature, amount or legal basis, are hereby expressly excluded and waived by the Purchaser, such waiver hereby being accepted by the Seller.

12.5.2

No Other Remedies. Without limiting the generality of Section 12.5.1, in particular, any right of the Purchaser to lower the Purchase Price or any portion thereof (Minderung), to withdraw (Rücktritt) from this Agreement (with Section 6.3 and Section 8.3 above remaining unaffected) or to require the winding up of the Transaction contemplated hereunder on any other legal basis (e.g., by way of so-called groβer Schadenersatz), any claims for breach of pre-contractual obligations (culpa in contrahendo), or based on the principles of disturbance of the fundamentals of the transaction (Störung der Geschäftsgrundlage), or ancillary obligations (positive Forderungsverletzung) are hereby expressly excluded and waived by the Purchaser, such waiver hereby being accepted by the Seller. If and to the extent the exclusion of claims based on the principles of disturbance of the fundamentals of the transaction (Störung der Geschäftsgrundlage) is, despite the risk allocation agreed upon between the Parties in this Agreement, held invalid, such exclusion shall be construed, to the extent legally permissible, to set the thresholds for such principles to apply particularly high and to limit respective remedies to adjustment of this Agreement under exclusion of the right to withdraw (Rücktritt).

12.5.3

Willful Deceit; Willful Misconduct. This Section 12.5 as well as any other limitations and exclusions of liability pursuant to this Agreement shall not apply to any rights and remedies for willful deceit (arglistige Täuschung) by the Seller or the Seller’s own willful misconduct (Vorsatz), in which case statutory law shall apply.

13.	TAXES
13.1	Indemnification
13.1.1

Tax Indemnity. Subject to the limitations set out in this Section 13 and in Section 12.5, the Seller shall, at the Purchaser’s sole discretion, pay either (i) the relevant Group Entity or (ii) the Purchaser the amount of Relevant Taxes (“Tax Claims”) unless

(a)	the Relevant Taxes have been paid or otherwise discharged prior to the (i) Effective Date or (ii) as regards withholding Taxes on regular and/or constructive dividend distributions

EU-DOCS\22159719

the Closing Date;
(b)

the Purchaser, any of its Affiliates or any of the Group Entities or any successor to all or parts of their business have a respective valuable, valid and enforceable claim for repayment, reimbursement or indemnification against a third party, provided that the Purchaser or the respective Group Entity has not assigned such claim to the Seller which they can do anytime and at their sole discretion;

(c)

the Relevant Taxes are the result of the passing of or any change in law (including subordinate legislation) or in the generally published interpretation or practice of any Tax Authority coming into force after the Tax Effective Date;

(d)

the Relevant Taxes are the result of, or are increased by, (i) any change in the accounting and taxation principles or practices of any of the Group Entities or any successor to all or parts of their business (including the methods of preparing and submitting Tax Returns) introduced after the Closing Date, unless such change is mandatorily required by applicable statutory or administrative rules, or (ii) any transaction, action or omission (including the change in the exercise of any Tax election right, the termination of any Tax consolidation scheme or the non-performance of a profit and loss transfer agreement, the approval or implementation of any reorganization measure or the sale of any asset) taken by the Purchaser or any of the Group Entities or any successor to all or parts of their business after the Closing Date;

(e)

the Purchaser, any of its Affiliates or any of the Group Entities or any successor to all or parts of their business are or will be entitled (and in so far as they so remain) to any benefit by refund, set-off or reduction of Taxes as a result of the circumstances giving rise to a Tax Claim in which context the amount of any such benefits shall be calculated on the basis of the statutory Tax rate applicable in the respective jurisdiction on the Tax Effective Date and by taking into consideration a 2.5 percent discount rate per annum for any period between the due date of the Tax Claim and the occurrence of the Tax Benefit, and under the assumption that the relevant entity is and will remain in a Tax paying position other than due to the Tax Benefit or can reasonably be expected to be in a Tax paying position during any point in time while the Tax Benefit is available (a “Tax Benefit”); in such case the Tax Benefit shall reduce the Tax Claim with immediate effect. In particular, without limitation, this shall apply to any Tax Benefit resulting from a lengthening of any amortization or depreciation period, higher depreciation allowances or loss carry forwards or deductions;

(f)	the Relevant Taxes are attributable to the change of control over the Group Entities in the course of, or otherwise caused by, the Transaction;
(g)

the Purchaser has failed to comply with any of its material obligations set forth in this Section 13.3 unless such failure has not reduced or prejudiced the Seller’s ability to reduce or avoid any Relevant Taxes;

(h)

the Relevant Taxes imposed can be reduced or mitigated by the utilization of Tax losses or similar Tax attributes available to the Group Entities on or before the Tax Effective Date; for the avoidance of doubt, Tax losses or similar Tax attributes attributable to periods after the Tax Effective Date shall not reduce the amount of Relevant Taxes;

(i)	the claim does result from, or is increased by, a failure of the Purchaser, its Affiliates or, after Closing, of the Group Entities to mitigate damages pursuant to Section 254 para. 1 and 2 BGB;
(j)

the aggregate amount of all Taxes to be indemnified pursuant to this Section 13.1 does not exceed (i) the amount of Tax liabilities (Verbindlichkeiten) and Tax accruals (Rückstellungen) in the Financial Statements and (ii) the amount of Working Capital Taxes, taking into account the relevant monetary amount thereof as such, irrespective of the facts and circumstances underlying such liabilities and accruals. “Working Capital Taxes” shall be such amount of VAT, sales tax, turnover taxes, customs, wage/payroll taxes, social security contributions, and any comparable Taxes relating to the ordinary ongoing business operations of the Group Entities under applicable German or foreign laws, including but not limited to the Brazilian Programa de lntegraҫão Social – PIS, Contribuiҫão para Financiamento da Seguridade Social – CO FINS, Imposto sobre Produtos Industrializados – IPI, Imposto sobre Circulaҫão de Mercadorias e Serviҫos – ICMS, the Imposto sobre Serviҫos – ISS, provided, such specified Taxes, in each case, economically relate to the time period of 1 July to 30 September 2018, for which Tax

EU-DOCS\22159719

liabilities (Verbindlichkeiten) and Tax accruals (Rückstellungen) would have to be recognized in the Company's consolidated financial statements consolidating the Group Entities as of the Effective Date in accordance with German GAAP and in line with recognizable past practice and based on the facts and circumstances actually known by the management of the Company as of the date at which the Interim Accounts were prepared (aufgestellt) and had the fiscal year for all Group Entities ended as of the Effective Date.

13.1.2

Due Date/Purchase Price Adjustments. Any Tax Claim shall become due and payable within fifteen (15) Business Days after the Seller has been notified in writing by the Purchaser about the payment obligation and the corresponding payment date and the circumstances giving rise to the payment obligation pursuant and in accordance with this Agreement and has received the relevant Tax assessment notice (Steuerbescheid) of the competent Tax Authority (or a copy thereof), but in no case earlier than five (5) Business Days after the Tax to be indemnified has become non-appealable (formell bestandskräftig). With regard to the tax audit for the fiscal years 2016 and/or 2017 and the Pre-Effective Date Tax Period, the Purchaser shall be entitled to assign its Tax Claim in relation thereto to the Company and the Company shall be entitled, and in case the Liquidity Reserve is not sufficient to cover the respective Tax Claim obliged, to set-off such Tax Claim against its payment obligations towards the Seller under the Working Capital Facility. At request of the Seller, the Purchaser shall provide to the Seller any document, information or data which may enable the Seller to review the validity of the indemnification request.

13.1.3	Both Parties are of the opinion that all payments under this Section 13 and all payments in relation to Section 12 of the SPA qualify as purchase price adjustments.
13.1.4	Tax Claims under this Section 13 shall in no event exceed an aggregate amount of 100% (in words: one hundred percent) of the Purchase Price actually received by the Seller.
13.2	Tax Refunds, Excess Tax Benefits, Indemnification of Seller etc.
13.2.1

Tax Refunds. The Purchaser shall pay to the Seller an amount equal to any refund of Taxes including interest thereon received by any of the Group Entities or any successor to all or parts of their business by cash payment relating to the Pre-Effective Date Tax Period (“Tax Refund Claim”) provided that the aggregate amount of all Tax Refunds to be paid pursuant to this Section 13.2.1 are neither reflected in the Financial Statements nor which would have to be recognized as Working Capital Taxes in the Company's consolidated financial statements consolidating the Group Entities as of the Effective Date as prepared in accordance with Section 13.1.l(j). Any payment under this Section 13.2.1 shall be due and payable within ten (10) Business Days after such Tax Refund has been received by the recipient. The Purchaser shall notify the Seller in writing and without undue delay of any relevant decision by the Tax Authority or expiration of any applicable statute of limitation, as the case may be, resulting in a Tax Refund Claim. The respective limitations and/or qualifications under Section 13.1.1, including, e.g., subsection (g), shall apply mutatis mutandis to any such Tax Refunds.

13.2.2

Excess Tax Benefits. If and to the extent the taxable income of any Group Entity for the Pre-Effective Date Tax Period is increased by a Tax Authority and such increase of the taxable income does not result in an actual Tax payment of the Group Entity due to the fact that, based on the existence of the fiscal unity (Organschaft) to which the Company as of the date hereof is a party, Taxes on the taxable income of the Group Entity are assessed directly against the Seller as the parent company of the fiscal unity, the Purchaser shall compensate the Seller for any actual Tax Benefit of the Purchaser or any of the Group Entities or any successor to all or parts of their business. The Tax Benefit shall be calculated in accordance with the principles set out in Section 13.1.1(e).

13.2.3

Indemnification of Seller. The Purchaser shall indemnify and hold harmless the Seller and its Affiliates from and against any Taxes which are payable by the Seller or any of its Affiliates and result from (i) any change in the accounting and taxation principles or practices of the Group Entities, including methods of preparing or submitting Tax returns, introduced after the Closing Date, or (ii) any transaction, action or omission by the Purchaser or a Group Entity after the Closing Date, including (a) the change in the exercise of any Tax election right, (b) the termination or non-performance of any Tax consolidation scheme, or (c) the approval or implementation of any reorganization measure or the sale of any asset (“Reverse Tax Claim”). This Section 13.2.3 shall only apply in cases of changes, transactions, actions or omissions which are not required by mandatory statutory or administrative rules and the respective limitations and/or qualifications under Section 13.1.1, as well as caps or floors applying to Taxes, such, for example, as in Section 12.3 or 12.5, shall apply mutatis mutandis. Any amount payable pursuant to this Section 13.2.3 shall become due and payable within ten (10) Business Days after the Purchaser has been notified in writing by the Seller about the payment obligation and the corresponding payment date and has received a copy of the relevant Tax assessment notice (Steuerbescheid) of the competent Tax Authority, but in no case earlier than five (5) Business Days before the relevant Tax is due for payment to the Tax Authority.

EU-DOCS\22159719

13.2.4

Purchaser's Non-Compliance. If the Purchaser fails to comply with any material obligation under this Section 13, and such failure has materially compromised the Seller in its ability to mitigate the underlying Tax, then, to the extent Taxes relating to the Pre Effective Date Tax Period are imposed on the Seller due to the fiscal unity between the Company and the Seller, the Purchaser shall indemnify and hold harmless the Seller from and against all and any direct or indirect Taxes of the Seller in connection therewith, unless such non-compliance or denial has neither caused nor increased such Taxes. Any amount payable pursuant to this Section 13.2.4 shall be due and payable within five (5) Business Days after receipt by the Purchaser of a respective payment notice by the Seller. The respective limitations and/or qualifications under Section 13.1.1, as well as caps or floors applying to Taxes, if any, shall apply mutatis mutandis.

13.2.5

Limitation periods. Tax Claims, Tax Refund Claims claims pursuant to Section 13.2.2 and Reverse Tax Claims shall become time-barred upon (i) expiry of three (3) months after receipt of a final, binding and non-appealable (materiell und formell bestandskräftig) Tax assessment, but in any event (ii) five (5) years after the Closing Date, and provided further that any Tax Refund Claim shall not become time-barred prior to expiry of three (3) months after the respective written notification of the Seller by the Purchaser. Any issued/amended Tax return, administrative/court proceedings (e.g., assessed/raised claims/refunds, ongoing objections/court proceedings) in respect of the before-mentioned shall suspend the respective limitation periods until such proceeding itself has been finally settled (e.g., by way of a binding and non-appealable Tax assessment or binding judgment by a court).

13.3	Cooperation on Tax Matters
13.3.1

General Cooperation. The Purchaser shall, and shall cause (steht dafür ein) the Group Entities to, take all measures to reduce and mitigate to the extent legally possible any additional Taxes of the Group Entities or the Seller or its Affiliates relating to the Pre-Effective Date Tax Period or the Straddle Period and shall, and shall cause (steht dafür ein) the Group Entities to, fully cooperate with the Seller in connection with any Tax matter relating to the Pre-Effective Date Tax Period or the Straddle Period, any Tax Refund, Tax Benefit or other claims to which the Seller may be entitled pursuant to this Section 13 including, without limitation, any inquiry, examination, audit, investigation, negotiation, dispute, appeal or litigation with respect to such period.

13.3.2

Access to and Maintenance of Books and Records. The Purchaser shall, and shall cause (steht dafür ein) that the Group Entities, keep and make available to the Seller upon first request and without any unnecessary delays all books, records and information relating (wholly or partly) to or which may be relevant for the Seller and its Affiliates and to give the Seller notice prior to transferring, discarding or destroying any such books, records or information and allow the Seller to take possession of any such books, records or information. In particular, Sections 14.6.1 and 14.6.2 apply.

13.3.3

Tax Returns. The Purchaser shall prepare and file, or cause (steht dafür ein) the Group Entities to prepare and file, all Tax Returns (including all tax calculations required) relating to the Pre-Effective Date Tax Period, including the Straddle Period and all tax calculations required for such Straddle Period (including to the extent required for purposes of determining a Tax Claim under this Section 13) (“Relevant Tax Returns”). The Purchaser shall cause (steht dafür ein) that (i) any Relevant Tax Returns are filed when due and in accordance with past policies, practices, past Tax Returns and applicable laws, (ii) any Relevant Tax Returns are forwarded at least thirty (30) Business Days prior to filing to the Seller for review and comments, (iii) any Relevant Tax Returns are not filed without the prior written consent of the Seller and shall be amended in accordance with Seller's instructions, and (iv) any Relevant Tax Returns are not amended or changed without the prior written consent of the Seller, except (in the cases of (iii) and (iv)) if and to the extent Purchaser can prove that a filing or an amendment differing from the Seller's instructions is required by mandatory Law.

13.3.4

Notification and Additional Information. Purchaser shall notify the Seller of any announcement and commencement of any Tax Proceedings promptly and in any event no later than five (5) Business Days after Purchaser and/or the Group Entities became aware of such event. The notification shall be made in writing and shall contain full factual information describing the object of the Tax Proceeding and, if applicable, the amount of a potential Tax liability in detail and shall include copies of any assessment notice or other document received from any Tax Authority as well as any other relevant documents related to the respective Tax. On request of the Seller, the Purchaser shall procure that the Seller obtains any additional document or information (including any books and records) which may be relevant for the Seller in this respect.

13.3.5

Seller's Participation in Tax Proceedings. The Purchaser shall, and shall cause (steht dafür ein) the Group Entities to, (i) ensure that the Seller is given the opportunity to fully participate at its own

EU-DOCS\22159719

expense in (including the participation in all meetings and other conversations with the Tax Authorities) any Tax Proceedings which take place after the Closing Date, (ii) upon the Seller’s request and at the Seller's expense (excluding internal and external costs of the Group Entities, the Purchaser and its Affiliates) file objections or other appeals against Tax assessments or challenge and litigate any Tax assessment or other decision of any Tax Authority if and to the extent it is related to Relevant Taxes, Taxes imposed on or to be imposed on the Seller or any of its Affiliates, Tax Refunds, Tax Benefits or other claims to which the Seller may be entitled pursuant to this Section 13 and (iii) comply with any lawful instructions given by the Seller in relation to the conduct of the Tax Proceedings and matters referred in (i) and (ii) above so that the Seller can be in full control of any Tax Proceedings. If the Seller elects by a written request to lead Tax Proceedings on its own or through a counsel of its own choice, the Purchaser shall authorize, and shall cause (steht dafür ein) the Group Entities to authorize, (by power-of-attorney and such other documentation as may be necessary or appropriate) the designated representative of the Seller to represent the Purchaser, its Affiliates and/or the Group Entities or any successor to all or parts of their business in the Tax Proceedings. If the Seller does not elect to lead Tax Proceedings on its own pursuant to the preceding sentence, the Purchaser shall, and shall cause (steht dqfür ein) the Group Entities to, keep the Seller fully informed on the status of the Tax Proceedings on an ongoing basis so that the Seller is in a position to exercise any of its rights under this Section 13.3.5 at any given time. In any case, the Purchaser shall not and shall cause (steht dafür ein) the Group Entities or any successor to all or parts of their business not to, furnish any information relating to Tax Proceedings or accept, settle, compromise or dispose any Tax Proceeding or to let them become time-barred without the prior written consent of the Seller.

13.4	Sole Provisions for Taxes

With Sections 4.5, 9.19 and 16.2.1 remaining unaffected, this Section 13 (in connection with Sections 12.3 and 12.5) shall be the sole provisions governing indemnities or any other claims of any of the Parties for Tax matters pursuant to this Agreement and, with respect to Tax matters, all claims of either the Purchaser or the Seller under any other indemnifications, guarantees or representations shall be excluded.

14.	PURCHASER'S GUARANTEES

The Purchaser hereby represents to the Seller in the form of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 BGB that the statements in Section 14.1 through Section 14.5 (collectively the “Purchaser's Representations” and each a “Purchaser's Representation”) are correct as of the Signing Date, unless it is specifically provided that a Purchaser's Representation is made as of a different or additional date or dates, in which case such Purchaser's Representation shall be correct as of such different or additional date or dates.

14.1	Status of the Purchaser
14.1.1	Corporate Status. As of the Signing Date and as of the Closing Date, the Purchaser is a corporation duly incorporated and validly existing under the laws of Delaware.
14.1.2

Due Authorization. As of the Signing Date and as of the Closing Date, (a) the Purchaser has obtained all required approvals for the execution of this Agreement and the consummation of the transactions contemplated hereunder and (b) such execution and consummation does not violate any provisions of the articles of association, certificate of incorporation, bylaws or equivalent constitutional document of the Purchaser.

14.1.3

No Insolvency. As of the Signing Date and as of the Closing Date, no insolvency proceedings (Insolvenzverfahren) are being applied for, are pending or have been rejected on account of lack of assets in relation to the Purchaser. As of the Signing Date and as of the Closing Date, the Purchaser is neither unable to pay their debts (zahlungsunfähig) nor over-indebted (überschuldet). There are no proceedings or investigations whatsoever pending or threatened against the Purchaser which seek to prevent or materially delay the consummation of the transactions contemplated under this Agreement.

14.1.4

No Violation of Law or Orders. As of the Signing Date and as of the Closing Date, subject to the Clearances being obtained, (a) the Purchaser requires no approval or consent or waiver from any Governmental Authority to enter into this Agreement and to consummate the transactions contemplated hereunder, and (b) the execution and consummation of this Agreement and the performance of the transactions contemplated hereunder do not violate any applicable law or any judicial or governmental order (gerichtliche oder behördliche Verfügung) by which the Purchaser is bound, and (c) there are no

EU-DOCS\22159719

proceedings or investigations pending or threatened against the Purchaser or its Affiliates which seek to prevent or materially delay the consummation of the transactions contemplated under this Agreement.

14.1.5

Binding Agreement. As of the Signing Date and as of the Closing Date, subject to the Clearances being obtained, this Agreement and all other agreements executed or to be executed in connection therewith have been or will be duly executed on behalf of the Purchaser and constitute binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms and conditions.

14.1.6

W&I Insurance. The W&I Insurance (as well as any other W&I or similar insurance the Purchaser may have taken out prior to the Closing Date or will take out thereafter) provides for the benefit of the Seller that any claims against the Seller shall only be subrogated (by operation of law or contractually) in case of willful deceit (arglistige Täuschung) or intentional behavior (Vorsatz) by Seller.

14.2	No Knowledge of Breach

As of the Signing Date, neither the Purchaser nor any of the Purchaser’s Representatives, including after having conducted the Due Diligence, have actual knowledge of any explicit facts or circumstances which would render any of the Seller’s Representations incorrect or which could otherwise give rise to claims against the Seller for any Breach.

14.3	Contacts with Management

Neither the Purchaser, nor any of the Purchaser's Representatives, prior to the Signing Date and without the Seller’s knowledge and prior written consent, entered into negotiations or discussions with the management of any of the Group Entities in relation to the transactions contemplated under or in connection with this Agreement, the Business or to any benefits, incentives or future investment opportunities to be granted to the management of any of the Group Entities. The (preliminary) terms of any possible future agreements or arrangements providing for benefits, incentives or future investment opportunities for the management of any of the Group Entities which have been discussed by the Purchaser or any of the Purchaser’s Representatives with the management of any of the Group Entities have been correctly and completely disclosed to the Seller.

14.4	Acquisition for the Purchaser’s Own Account

The Purchaser is purchasing the Sold Shares on its own account and not with a view to or for sale in whole or in part directly or indirectly (including by way of equity syndication) until 31 December 2020.

14.5	Information on Clearances

The information provided by or on behalf of the Purchaser to the Seller prior to the Signing Date concerning the Purchaser and its Affiliates with respect to and in preparation of filings to obtain the Clearances (including the breakdown of revenues per country) is correct and not misleading. Any assessments provided by or on behalf of the Purchaser or the Purchaser’s Representatives to the Seller with respect to required Clearances and respective filing requirements have been prepared in good faith and with due care. The Seller acknowledges that the Purchaser has made a filing to obtain the AWV Clearance on 2 October 2018.

14.6	Access to Information
14.6.1

Access to Books and Records. From the Closing Date, the Purchaser will afford to the Seller and the Seller’s Representatives access, upon reasonable advance notice, to books and records, as well as to other information of the Group Entities and the Group Entities’ Representatives as long as reasonably required in connection with any audit, investigation, dispute, or litigation (including under or in connection with this Agreement), in any case limited (i) to pre closing historical data about the Group Entities and (ii) with regard to post-closing data to publicly available information to the extent available in SEC filings. If and to the extent the Seller legally requires original documents, the Purchaser shall forward such books and records, or cause (steht dafür ein) that such books and records be forwarded, at the Seller's expense, to the Seller, and the Seller shall return such books and records after the respective requirement to be in possession of original documents no longer applies.

14.6.2

Maintenance of Books and Records. The Purchaser shall cause (steht dafür ein) the Group Entities to keep and maintain all books and records relating to any period prior to the Closing Date at least for the retention periods provided for under applicable mandatory law.

14.6.3	Collateral regarding PLTA. If, after the termination of the PLTA, any creditor of the Company

EU-DOCS\22159719

requires the grant of security in connection with the termination of the PLTA pursuant to Section 303 of the German Stock Corporation Act (§ 303 AktG), the Purchaser shall and shall cause the Company to, (i) inform the Seller thereof without undue delay, and (ii) provide the Seller with copies of any relevant correspondence and documentation. Upon request of the Seller, the Purchaser shall, without undue delay, provide such security (including appropriate bank guarantees) requested by the creditors of the Company pursuant to Section 303 of the German Stock Corporation Act (§ 303 AktG) to the extent this is satisfactory to the creditors of the Company. To the extent creditors refuse to accept security from the Purchaser, the Purchaser shall indemnify and hold harmless the Seller from any and all costs, obligations and liabilities arising under any such security the Seller may be required to grant to such creditors of the Company, including the costs of the grant of such security.

14.7	Cooperation
14.7.1

The Parties agree to execute, or cause (steht dafür ein) to be executed, at the other Party's request, all agreements and documents and to give and take, or cause to be given and taken, respectively, all other declarations and actions necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement, unless the execution of such agreements and documents or the giving of such declarations or the taking of such actions would cause an unreasonable hardship (Unzumutbarkeit) to the respective Party.

14.7.2

Purchaser agrees to avoid an illiquidity (Zahlungsunfähigkeit), i.e., to keep the Company solvent, or overindebtness (Überschuldung) of the Company within the meaning of German insolvency law until the earlier of (i) 31 December 2020 and (ii) the date the Company is no longer doing business with ABB.

14.7.3

The Purchaser undertakes to ensure that any amount paid out to the Purchaser, the Company or any other Group Entity under or in connection with the ABB Escrow Agreement, in particular the release of any funds of the escrow account, any interest accrued to the escrow amount or any other amount of the escrow account, shall be transferred to the Seller's Account within five (5) Business Days and in accordance with the regulations under Section 5. Should the Purchaser become aware of any intended payment of any amount under or in connection with the ABB Escrow Account, the Purchaser undertakes to instruct the competent escrow agent and ABB, as far as legally possible, to pay out any such amount directly to the Seller’s Account.

14.8	Board Members

The Purchaser shall, or shall cause (steht dafür ein) the Group Entities, to appoint, without undue delay (unverzüglich) after the Closing Date new members of the management, supervisory board, advisory board, or any other board or corporate body of any of the Group Entities if and to the extent this is required under mandatory law or under such Group Entities’ articles of association, certificate of incorporation, bylaws or equivalent constitutional document applicable to such Group Entities to replace the Seller’s Board Members that have resigned or were removed as set out in Section 8.2.l(b) above.

14.9	Further Indemnities
14.9.1

No Group Entities' Claims. The Purchaser shall cause (steht dqfür ein) that none of the Group Entities brings any claims against the Seller or any of the Seller's Affiliates or the Seller's Representatives regardless of the legal basis of such claims, except for any claims based on willful deceit (arglistige Täuschung) or willful misconduct (Vorsatz).

14.9.2	Indemnification by Purchaser regarding PLTA. With Sec. 4.3.3 and 4.4.2 remaining unaffected, with effect from Closing, the Purchaser shall indemnify and hold harmless the Seller from
(a)	any claim against the Seller for compensation of losses of the Company (Verlustausgleichsanspruch) under or in connection with the PLTA;
(b)	any claim against the Seller for repayment of amounts paid by the Company under the PLTA as profits transferred (Gewinnabführung) or otherwise; or
(c)

any obligation pursuant to Section 302 of the German Stock Corporation Act (§ 302 AktG) or the relevant provision in the PLTA to compensate the Company for any loss relating to any fiscal years terminating on or before Closing to the extent not yet paid or settled or referred to in this Section 14.9.2.

EU-DOCS\22159719

14.9.3	Indemnification by Seller regarding PLTA. With Sec. 4.3.4 and 4.4.2 remaining unaffected, with effect from Closing, the Seller shall indemnify and hold harmless the Purchaser from
(a)	any claim of the Seller against the Company under the PLTA qualifying as profit transfer (Gewinnabführung); or
(b)	any claim against the Company for repayment of amounts paid by the Seller under the PLTA as compensation for losses (Verlustausgleichsanspruch) or otherwise.
14.9.4

Indemnification of Beneficiaries. If, after the completion of the Closing, any of (i) the Seller, (ii) the Affiliates or assignees of the Seller, (iii) the ultimate shareholder of the Seller and any of its Affiliates, (iv) the advisors of any of the aforementioned, or (v) the Seller's Representatives (each a “Beneficiary”) is held liable for any existing or future liability or obligation in connection with this Transaction or the Business (on whatever legal grounds, and whether known or unknown, actual or contingent, accrued or not accrued)

(a)	of any of the Group Entities, or
(b)

arising out of, or in connection with, the Seller’s shareholding or interest in, or any action taken as shareholder or member of any corporate body of any of the Group Entities, or the conduct of the business of any of the Group Entities, then the Purchaser shall indemnify the Beneficiaries in respect of the relevant liability, together with all reasonable out of pocket costs and expenses relating thereto including reasonable legal fees, expenses and disbursements.

14.9.5

Waiver of Claims against Beneficiaries. The Purchaser hereby waives, and shall ensure that the Group Entities waive to the extent legally permitted, with effect as of the completion of the Closing, any claim they may have against any Beneficiary if and to the extent such claim is subject of the foregoing indemnification.

14.9.6

Agreement for the Benefit of Third Parties. The obligations of the Purchaser pursuant to Sections 14.9.4 and 14.9.5 are a true agreement for the benefit of third parties (echter Vertrag zugunsten Dritter) within the meaning of Section 328 para. 1 BGB for the benefit of each Beneficiary.

14.9.7	No Liability. This Section 14.9 shall not apply if and to the extent the Seller is held liable by the Purchaser based on a claim expressly provided for in this Agreement.
15.	SELLER'S REMEDIES

If and to the extent any of the Purchaser's Representations or the Purchaser's covenants or indemnities under Section 14 are breached, the Seller’s respective claims and remedies, and the Purchaser's liability vis-à-vis the Seller, shall be determined in accordance with statutory law, with any specific claims or remedies provided for under this Agreement remaining unaffected.

Section 12 shall apply mutatis mutandis with the exception that the liability of the Purchaser shall be limited to the Purchase Price actually received by the Seller.

16.	MISCELLANEOUS
16.1	Notices

All notices, requests and other communications under or in connection with this Agreement shall be made in writing in the English language and delivered by hand, courier, mail or telecopy to the person at the addresses set forth below, or such other person or address as may be designated by the respective Party in writing from time to time, provided that (i) receipt of a copy of a notice, request or other communication by a Party's advisors shall not constitute or substitute receipt thereof by the respective Party itself and (ii) any notice, request or other communication shall be deemed received by a Party regardless of whether a copy thereof was sent to or received by an advisor of such Party, regardless of whether the delivery of such copy was mandated by this Agreement:

16.1.1	To the Seller:

Riverside KM Beteiligung GmbH

Attn.: Peter Schaberger

EU-DOCS\22159719

Wohlenbergstraße 3

30179 Hannover

E-mail: pes@riversideeurope.com

with a copy to:

Latham & Watkins LLP

Attn.: Dr. Jörn Kowalewski, Dr. Vanessa Rendtorff

Warburgstraße 50

20354 Hamburg

Germany

E-mail: joern.kowalewski@lw.com; vanessa.rendtorff@lw.com

16.1.2	To the Purchaser

DASAN Zhone Solutions Inc.Attn: CFO and General Counsel

7195 Oakport Street, Oakland, California 94621, USA

E-Mail: mgolomb@dasanzhone.com and ayastremski@dasanzhone.com

16.2	Costs, Taxes and Expenses
16.2.1

Taxes; Fees; Other Charges. Subject to Section 16.2.2, the Purchaser shall bear all transfer taxes (including real estate transfer taxes), stamp duties, fees (including the fees for notarization of this Agreement), registration duties and other charges in connection with any regulatory requirements (including merger control proceedings) and other charges and costs payable in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

16.2.2	Own Expenses. Each Party shall bear its own expenses, including the fees of its advisors and counsel.
16.3	Public Disclosure

Neither Party shall make any press release or similar announcement with respect to this Agreement or the transactions contemplated hereby, and each Party shall keep confidential the contents of this Agreement and any confidential information regarding the other Parties disclosed to it in connection with this Agreement or its implementation, except as expressly agreed with the respective other Party or Parties and except as may be required in order to comply with the requirements of applicable laws or stock exchange regulations. The Purchaser shall cause (steht dafür ein) the Group Entities to also comply with these obligations after the Closing Date. As a matter of clarification, the Seller shall be entitled to disclose this Agreement and any information directly or indirectly relating to it and its content to Riverside and Halder, each of their Affiliates and investors and the Seller's Group and their Affiliates and investors as well as in the course of any dispute, controversy, claim or any other procedure under Section 16.9.2. Notwithstanding the foregoing, the Parties shall coordinate and mutually approve their respective separate press releases with respect to the transactions contemplated by this Agreement which shall be announced within three (3) days after the Signing Date.

16.4	Entire Agreement

This Agreement (together with all Exhibits hereto) contains the entire agreement between the Parties concerning its subject matter and supersedes all prior agreements, oral and written declarations of intent and other legal arrangements (whether binding or non-binding) made by the Parties in respect to all or any part of the subject matter of this Agreement, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing Date and, should this Agreement be rescinded or terminated for any reason, continue to remain in full force and effect for a period of three (3) years after the date of the rescission from or the termination of this Agreement.

EU-DOCS\22159719

16.5	Amendments, Supplements

Any amendments to this Agreement (together with all Exhibits hereto) (including amendments to this Section) or a waiver of terms and conditions shall be valid and binding upon the Parties only if approved in writing by an authorized representative of each Party, unless applicable mandatory law requires otherwise.

16.6	Assignments

A Party may not assign, delegate or otherwise transfer any right or claim they may have under or in connection with this Agreement without the respective other Parties prior written consent except for (i) the Seller assigning or otherwise transferring any right or claim to a Seller’s Affiliate and (ii) the Purchaser assigning or otherwise transferring any right or claim to a Purchaser’s Affiliate.

16.7	No Rights of Third Parties

Subject to Section 14.9 above, this Agreement shall not grant any rights to, and is not intended to operate for, the benefit of any third parties, including any Group Entity (kein echter Vertrag zugunsten Dritter).

16.8	Interpretation
16.8.1	Exhibits. All Exhibits to this Agreement constitute an integral part of this Agreement.
16.8.2	Headings. The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the interpretation or construction of this Agreement.
16.8.3

References. Unless specified otherwise, in this Agreement any reference to a “Section” shall be a Section of this Agreement, and any reference to an “Exhibit” shall be a reference to an Exhibit to this Agreement.

16.8.4

Language. This Agreement is written in the English language (except that Exhibits may be in the German language). Terms to which a German translation has been added in parentheses and italics shall be interpreted in accordance with such German translation alone disregarding the English term to which such German translation relates.

16.8.5

Legal Terms. Any German legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept shall, in respect of any jurisdiction other than Germany, be deemed to include what most nearly approximates in that jurisdiction to the German legal term and any reference to any German statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

16.8.6

Specific Expressions. Whenever the words “include”, “includes” or “including” or “in particular” or similar expressions are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Whenever the words “hereof”, “herein”, “hereunder”, “hereto” or similar expressions are used in this Agreement, they refer to this Agreement as a whole and not to a specific Section of this Agreement.

16.8.7

Currency Exchange Rate. For purposes of any thresholds contained in any of the Seller's Representations, any reference to EUR (Euro) shall include the equivalent in any foreign currency at the official exchange rate as published by the European Central Bank (ECB) on the Signing Date, or, should the Signing Date not be a Business Day, at the official exchange rate as published on by the European Central Bank (ECB) on the last Business Day preceding the Signing Date.

16.8.8

Disclosure. The disclosure of any matter in this Agreement (including all Exhibits hereto) shall be deemed to be a disclosure for all purposes of this Agreement. The fact that a matter has been disclosed in this Agreement (including in an Exhibit) shall not be used to construe the extent to which disclosure is required pursuant to the provisions of this Agreement.

16.9	Governing Law; Jurisdiction; Agent for Service of Process
16.9.1

Governing Law. This Agreement shall be governed by German law, excluding the German conflict of law rules and excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

16.9.2	Arbitration. Any dispute, controversy or claim under or in connection with this Agreement or its validity shall be finally settled by three arbitrators in accordance with the Arbitration Rules of the

EU-DOCS\22159719

German Institution of Arbitration e.V. (DIS), including the Supplementary Rules for Expedited Proceedings, without recourse to the ordinary courts of law. The venue of the arbitration shall be Hamburg, Germany. The language of the arbitration proceedings shall be English, provided, however, that written evidence may be submitted in either the English or the German language. In the event that mandatory applicable law requires any dispute, controversy or claim under or in connection with this Agreement or its validity to be decided upon by an ordinary court of law, the competent courts in Hamburg, Germany shall have exclusive jurisdiction.

16.10	Severability

If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to have been replaced by a valid, enforceable and fair provision which comes as close as possible to the intentions of the Parties hereto at the time of the conclusion of this Agreement. It is the express intent of the Parties that the validity and enforceability of all other provisions of this Agreement shall be maintained and that this Section 16.10 shall not result in a reversal of the burden of proof but that Section 139 BGB is hereby excluded in its entirety.

EU-DOCS\22159719

GUARANTY AGREEMENT

made among

ZTI MERGER SUBSIDIARY III INC.

and

DASAN ZHONE SOLUTIONS INC.,

as Guarantors

and

RIVERSIDE KM BETEILIGUNG GMBH,

as Lender

Dated as of 5/6 October, 2018

EU-DOCS\22159719

EU-DOCS\22159719.3

GUARANTY AGREEMENT

GUARANTY AGREEMENT, dated as of 5/6 October, 2018, among ZTI Merger Subsidiary III Inc., a Delaware corporation (“ZTI”), and DASAN Zhone Solutions Inc., a Delaware corporation (“DASAN”; each of ZTI and DASAN, a “Guarantor” and, collectively, the “Guarantors”), as guarantors, and Riverside KM Beteiligung GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany (“Riverside” or the “Lender”), as lender under the Working Capital Facility Agreement (as amended, restated, supplemented or otherwise modified or replaced from time to time, the “Working Capital Facility Agreement”), between Keymile GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, as borrower (“Keymile” or the “Borrower”), and the Lender to be entered into in connection with the share purchase agreement relating to the sale and transfer of all of Riverside’s shares in Keymile dated on the date hereof (“SPA”).

W I T N E S S E T H:

WHEREAS, pursuant to the Working Capital Facility Agreement, the Lender agrees to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, after closing of the SPA the Borrower is a direct or indirect subsidiary of each Guarantor and together the Guarantors own 100% of the Equity Interests in the Borrower;

WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Working Capital Facility Agreement; and

WHEREAS, it is a condition to the obligation of the Lender to make its extensions of credit to the Borrower under the Working Capital Facility Agreement that the Guarantors shall have executed and delivered this Guaranty to the Lender;

NOW, THEREFORE, in consideration of the premises and to induce the Lender to enter into the Working Capital Facility Agreement and to make its extensions of credit to the Borrower thereunder and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Guarantor hereby agrees with the Lender as follows:

SECTION 1

DEFINED TERMS

1.1	Definitions

(a)Unless otherwise defined herein, all terms defined in the draft working capital facility agreement, attached hereto as Annex 1, and used herein shall have the meanings given to them in the draft working capital facility agreement, attached hereto as Annex 1.

(b)The following terms shall have the following meanings:

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors (including the German Insolvency Code (Insolvenzordnung)).

“Board of Governors” shall mean the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.

“Discharge of the Guaranteed Obligations” shall mean and shall have occurred when (i) all Guaranteed Obligations shall have been paid in full in cash and all other obligations under the Loan Documents shall have been performed (other than (a) those expressly stated to survive termination and (b) contingent obligations as to which no claim has been asserted), (ii) all commitments of the Lender to make credit extensions pursuant to the Working Capital Facility Agreement shall have terminated or expired, and (iii) payments of the Guaranteed Obligations to the Lender are not or no longer challengeable under any relevant Bankruptcy Law or other relevant law.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

EU-DOCS\22159719

“Guaranty” shall mean this Guaranty Agreement as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Guaranteed Obligations” shall mean (i) all obligations and liabilities of the Borrower or any Guarantor under the Working Capital Facility Agreement, including without limitation all principal of and interest (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any Insolvency or Liquidation Proceeding relating to the Borrower or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and premium (if any) of all loans and credit extensions made pursuant to the Working Capital Facility Agreement, and all guarantee obligations, fees, expenses and all other obligations and liabilities of the Borrower or any Guarantor to the Lender which may arise under or in connection with any Loan Document, and (ii) the obligation to pay the Purchase Price (as defined in the SPA) under the SPA.

“Insolvency or Liquidation Proceeding” shall mean:

(i)any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to the Borrower or any Guarantor;

(ii)any other voluntary or involuntary insolvency, reorganization or Bankruptcy Case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Borrower or any Guarantor or with respect to a material portion of their respective assets;

(iii)any liquidation, dissolution, reorganization or winding up of the Borrower or any Guarantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(iv)any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Borrower or any Guarantor.

“Loan Documents” shall mean the Working Capital Facility Agreement and this Guaranty.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” shall mean a material adverse effect on and/or material adverse developments with respect to (a) the assets, financial condition and/or results of operations (Vermögens-, Finanz- und/oder Ertragslage) of the Group (as defined in the SPA) taken as a whole, that results, or could reasonably be expected to result, in Losses (as defined in the SPA) of the Group Entities (as defined in the SPA) in excess of EUR 1,100,000 (in words: one million one hundred thousand Euro) in the individual case or in a fiscal year, provided that Losses resulting from the same or a similar source (Serienschäden) shall be aggregated in order to determine whether a Material Adverse Effect has occurred; (b) the ability of the Borrower or any Guarantor to fully and timely perform its Guaranteed Obligations; (c) the legality, validity, binding effect or enforceability of a material provision of any Loan Document against the Borrower or any Guarantor; or (d) the material rights, remedies and benefits available to, or conferred upon, the Lender under any Loan Document.

“Obligee Guarantor” shall have the meaning set forth in Section 2.6.

“Organizational Documents” shall mean, collectively, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation or articles of incorporation and by laws (or similar constitutive documents) of such Person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constitutive documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constitutive documents) of such Person (and, where applicable, the equity holders or shareholders registry of such Person), (iv) in the case of any general partnership, the partnership agreement (or similar constitutive document) of such Person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of equity interests of such Person.

“Requirement of Law” shall mean, as to any Person, such Person’s Organizational Documents, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Voidable Transfer” shall have the meaning set forth in Section 2.10.

EU-DOCS\22159719

1.2Other Definitional Provisions

(a)The words “hereof', “herein”, “hereto” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and Section, Schedule, Exhibit and Annex references, are to this Guaranty unless otherwise specified. References to any Schedule, Exhibit or Annex shall mean such Schedule, Exhibit or Annex as amended or supplemented from time to time in accordance with this Guaranty.

(b)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein shall mean payment in cash in immediately available funds.

(d)The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2

GUARANTEE

2.1Guarantee of Guaranteed Obligations. Each of the Guarantors hereby, jointly and severally, absolutely, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to and for the benefit of the Lender, the prompt and complete payment and performance by the Borrower and each other Guarantor, when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations. Each Guarantor shall be liable under its guarantee set forth in this Section 2.1, for all present and future Guaranteed Obligations, including specifically all future increases, whether or not any such increase is committed, contemplated or provided for by the Loan Documents on the date hereof. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all Guaranteed Obligations that would be owed by any other obligor on the Guaranteed Obligations but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency or Liquidation Proceeding involving such other obligor. For the avoidance of doubt, each Guarantor shall also be liable under this guarantee for any payments on the Guaranteed Obligations which are clawed-back from the Lender in an Insolvency or Liquidation Proceeding.

2.2Limitation on Obligations Guaranteed

(a)Notwithstanding any other provision hereof, the right of recovery against each Guarantor under Section 2 hereof shall be limited to the maximum amount that can be guaranteed by such Guarantor without rendering such Guarantor’s obligations under Section 2 hereof void or voidable under applicable law, including, without limitation, the Uniform Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act or any similar foreign, federal or state law, in each case after giving full effect to the liability under such guarantee set forth in Section 2 hereof and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor. For purposes of the foregoing, all guarantees of such Guarantor other than the guarantee under Section 2 hereof will be deemed to be subordinated to and only enforceable and payable after the guaranty under Section 2 hereof. To the fullest extent permitted by applicable law, this Section 2.2(a) shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor.

(b)Each Guarantor agrees that Guaranteed Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Guarantor under Section 2.2(a) without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Lender hereunder.

(c)Without limiting the generality of the foregoing, the Guarantors’ aggregate liability under and in connection with this Guaranty shall be limited to a maximum amount of the US Dollar equivalent of Euro 14,361,000 in total.

2.3Nature of Guarantee; Continuing Guarantee; Waivers of Defenses Etc.

(a)The guarantee contained in this Section 2 is a continuing guarantee of payment and performance and not merely of collectability. Each Guarantor waives diligence, presentment, protest, marshaling, demand for payment, notice of dishonor, notice of default and notice of nonpayment to or upon the Borrower or any of the Guarantors with respect to the Guaranteed Obligations. Without limiting the generality of the foregoing, this Guaranty and the obligations of each Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, set-off, defense, counterclaim, discharge or termination for any reason (other than a Discharge of the Guaranteed Obligations).

EU-DOCS\22159719

(b)Each Guarantor agrees that the Guaranteed Obligations of each Guarantor hereunder are independent of the Guaranteed Obligations of each other Guarantor, and when making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower and any other Guarantor or against any collateral security or other guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Lender to make any such demand, to pursue such other rights or remedies shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Lender against any Guarantor.

(c)No payment made by the Borrower, any of the other Guarantors or any other Person or received or collected by the Lender by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment remain liable for the full amount of Guaranteed Obligations which remain outstanding from time to time until the Discharge of the Guaranteed Obligations.

(d)Without limiting the generality of the foregoing, each Guarantor agrees that its Guaranteed Obligations, and any security interest in respect thereof, shall not be affected by, and shall remain in full force and effect without regard to, and hereby waives all, rights, claims or defenses that it might otherwise have (now or in the future) with respect to each of the following (whether or not such Guarantor has knowledge thereof):

(i)the validity or enforceability of the Working Capital Facility Agreement, any other Loan Document, any of the Guaranteed Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by the Lender (this includes, for the avoidance of doubt, any rights, claims or defenses the respective Guarantor might have against the Lender due to the fact that the Guaranteed Obligations are subordinated and/or challengeable in an Insolvency or Liquidation Proceeding);

(ii)any renewal, extension or acceleration of, or any increase in the amount of the Guaranteed Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Working Capital Facility Agreement or any other Loan Document;

(iii)any failure, omission or delay in enforcement (by agreement or otherwise), or the stay or enjoining (by court order, operation of law or otherwise) of the exercise of enforcement, of any claim or demand or any right, power or remedy (whether arising under the Working Capital Facility Agreement, any other Loan Document, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any guaranty, agreement, collateral or other security relating thereto;

(iv)any change, reorganization or termination of the corporate structure or existence of Borrower or any Guarantor or any of their subsidiaries and any corresponding restructuring of the Guaranteed Obligations;

(v)any settlement, compromise, release, subordination or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitutions for, the Guaranteed Obligations;

(vi)the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Guaranteed Obligations or any other impairment of such collateral;

(vii)any exercise of remedies with respect to any security for the Guaranteed Obligations at such time and in such order and in such manner as the Lender may decide, whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Guarantor would otherwise have and, without limiting the generality of the foregoing or any other provisions hereof, each Guarantor hereby expressly waives any and all benefits which might otherwise be available to such Guarantor under applicable law; and

(viii)any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any Guarantor for the Guaranteed Obligations, or of such Guarantor under the guarantee contained in this Section 2 or of any security interest granted by any Guarantor, whether in an Insolvency or Liquidation Proceeding or in any other instance.

(e)In addition each Guarantor further waives any and all other defenses, setoffs or counterclaims (other than a defense of payment or performance in full hereunder) which may at any time be available to or be asserted by it, the Borrower or any Guarantor or Person against the Lender, including, without limitation, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury.

EU-DOCS\22159719

2.4Rights of Reimbursement, Contribution and Subrogation. If any payment is made on account of the Guaranteed Obligations by any Guarantor or is received or collected on account of the Guaranteed Obligations from any Guarantor or its property:

(a)If such payment is made by a Guarantor or from its property in respect of the Guaranteed Obligations of the Borrower or any other Guarantor, such Guarantor shall, subject to the terms of this Section 2.4, be entitled to contribution in respect of such payment and, subject to and upon (but not before) a Discharge of the Guaranteed Obligations and only to the extent that this does not have any detrimental effect on the legal position of the Lender under any relevant Bankruptcy Law, shall be entitled (A) to demand and enforce reimbursement for the full amount of such payment from the Borrower and such other Guarantor, and (B) to demand and enforce contribution in respect of such payment from the Borrower and each other Guarantor which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) the Borrower and each Guarantor pays its fair share of such payment. For this purpose, the fair share of the Borrower and each Guarantor shall be determined based on an equitable apportionment among the Borrower and all Guarantors (other than the Guarantor whose primary obligations were so guaranteed by the other Guarantors) based on the relative value of their assets and any other equitable considerations deemed appropriate by the court. For purposes of the foregoing, all guarantees of such Guarantor other than the guarantee under Section 2 hereof will be deemed to be subordinated to and enforceable and payable only after the guaranty under Section 2 hereof.

(b)If and whenever any right of reimbursement or contribution becomes enforceable by any Guarantor against the Borrower or any other Guarantor whether under Section 2.4(a) or otherwise, such Guarantor shall be entitled, subject to and upon (but not before) a Discharge of the Guaranteed Obligations and only to the extent that this does not have any detrimental effect on the legal position of the Lender under any relevant Bankruptcy Law, to be subrogated to any security interest that may then be held by the Lender upon any collateral securing or purporting to secure any of the Guaranteed Obligations. Any right of subrogation of any Guarantor shall be enforceable solely after a Discharge of the Guaranteed Obligations and solely against the Borrower and the Guarantors, and not against the Lender, and the Lender shall not have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any collateral securing or purporting to secure any of the Guaranteed Obligations for any purpose related to any such right of subrogation.

(c)All rights and claims arising under this Section 2.4 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Guarantor as to any payment on account of either (x) the Guaranteed Obligations or (y) any other obligation that is secured by any collateral that also secures or purports to secure any of the Guaranteed Obligations, in each case made by it or received or collected from its property shall be fully subordinated to the Guaranteed Obligations in all respects prior to the Discharge of the Guaranteed Obligations. Until Discharge of the Guaranteed Obligations, no Guarantor may demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Guarantor in any Insolvency or Liquidation Proceeding, such payment or distribution shall be delivered by the Person making such payment or distribution directly to the Lender, for application to the payment of the Guaranteed Obligations. If any such payment or distribution is received by any Guarantor, it shall be held by such Guarantor in trust, as trustee of an express trust for the benefit of the Lender, and shall forthwith be transferred and delivered by such Guarantor to the Lender, in the exact form received and, if necessary, duly endorsed.

(d)The obligations of the Guarantors under this Guaranty and the Working Capital Facility Agreement, including their liability for the Guaranteed Obligations and the enforceability of any security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectability or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 2.4 or otherwise. The invalidity, insufficiency, unenforceability or uncollectability of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by the Lender against any Guarantor or its property. The Lender makes no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

2.5Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Lender without set-off, defense or counterclaim in Euros in immediately available funds at the office of the Lender specified by the Lender to the Borrower.

2.6Subordination of Other Obligations. Any indebtedness or other obligation of the Borrower or any Guarantor now or hereafter held by the Borrower or any Guarantor (the “Obligee Guarantor”), whether as original creditor, assignee, or by way of contribution, subrogation, restitution or otherwise, is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness or other obligation collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Lender and shall forthwith be paid over to the Lender to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

EU-DOCS\22159719

2.7Financial Condition of Borrower and other Guarantors. Any loan or other credit extension may be made under the Working Capital Facility Agreement from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower or any Guarantor at the time of any such loan or other credit extension. The Lender shall not have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor's assessment, of the financial condition of the Borrower or any other Guarantor. Each Guarantor has adequate means to obtain information from the Borrower and each other Guarantor on a continuing basis concerning the financial condition of the Borrower and each other Guarantor and its ability to perform its obligations under the Loan Documents, and, subject to the terms and covenants of the SPA, each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and each other Guarantor and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Subject to the terms and covenants of the SPA, each Guarantor hereby waives and relinquishes any duty on the part of the Lender to disclose any matter, fact or thing relating to the business, operations or condition of the Borrower or any other Guarantor now known or hereafter known by the Lender.

2.8Bankruptcy, Etc. Until a Discharge of the Guaranteed Obligations, no Guarantor shall, unless required by law, without the prior written consent of the Lender, commence or join with any other Person in commencing any Insolvency or Liquidation Proceeding of or against the Borrower or any other Guarantor. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case of Insolvency or Liquidation Proceeding, voluntary or involuntary, involving the Borrower or any Guarantor or by any defense which the Borrower or any Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding. To the fullest extent permitted by law, the Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Lender, or allow the claim of the Lender in respect of, any interest, fees, costs, expenses or other Guaranteed Obligations accruing or arising after the date on which such case or proceeding is commenced.

2.9Duration of Guarantee

(a)Subject to Section 2.10 below, the guarantee contained in this Section 2 shall remain in full force and effect until the Discharge of the Guaranteed Obligations.

(b)At such time as there has been a Discharge of the Guaranteed Obligations, this Guaranty and all obligations (other than those expressly stated to survive such termination) of the Lender and each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. At the request and sole expense of any Guarantor following any such termination, the Lender shall execute and deliver to such Guarantor such documents as such Guarantor shall reasonably request to evidence such termination.

2.10Reinstatement. If at any time payment of any of the Guaranteed Obligations or any portion thereof is rescinded, disgorged or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, or if the Lender repays, restores, or returns, in whole or in part, any payment or property previously paid or transferred to the Lender in full or partial satisfaction of any Guaranteed Obligation, because the payment or transfer or the incurrence of the obligation is so satisfied, is declared to be void, voidable, or otherwise recoverable under any state or federal law (collectively a “Voidable Transfer”), or because the Lender elects to do so on the reasonable advice of its counsel in connection with an assertion that the payment, transfer, or incurrence is a Voidable Transfer, then, as to any such Voidable Transfer, and as to all reasonable costs, expenses and attorney's fees of the Lender related thereto, the liability of each Guarantor hereunder will automatically and immediately be revived, reinstated, and restored and will exist as though the Voidable Transfer had never been made.

SECTION 3

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE GUARANTORS.

3.1Representations and Warranties. Each Guarantor represents and warrants to the Lender on the date hereof that:

(a)Existence, Qualification and Power. Such Guarantor (a) is duly incorporated or organized, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to own or lease its assets and carry on its business as now conducted and (c) is duly qualified and licensed and, as applicable, in good standing under the laws of each jurisdiction where such qualification or license or, if applicable, good standing is required; except, in the case of clauses (b) and (c) above, where such failure could not reasonably be expected to have a Material Adverse Effect.

EU-DOCS\22159719

(b)Authorization; Enforceability. The execution, delivery and performance of this Guaranty are within such Guarantor's powers and have been duly authorized by all necessary corporate or other organizational action on the part of such Guarantor. This Guaranty has been duly executed and delivered by such Guarantor and constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, regardless of whether considered in a proceeding in equity or at law.

(c)No Conflicts. The execution, delivery and performance of this Guaranty

(a)do not require any consent, exemption, authorization or approval of, registration or filing with, or any other action by, any Governmental Authority, except (x) such as have been obtained or made and are in full force and effect and (y) consents, approvals, exemptions, authorizations, registrations, filings, permits or actions the failure of which to obtain or perform could not reasonably be expected to have a Material Adverse Effect, (b) will not violate the Organizational Documents of such Guarantor, (c) will not violate or result in a default or require any consent or approval under any indenture, instrument, agreement, or other document binding upon such Guarantor or its property or to which such Guarantor or its property is subject, or give rise to a right thereunder to require any payment to be made by such Guarantor, except for violations, defaults or the creation of such rights that could not reasonably be expected to have a Material Adverse Effect, (d) will not violate any Requirement of Law in any material respect and (e) will not result in the creation or imposition of any lien on any property of such Guarantor.

(d)Investment Company Act. Such Guarantor is not an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(e)Federal Reserve Regulations

(i)Such Guarantor is not engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.

(ii)No part of the proceeds of any loan or credit extension pursuant to the Working Capital Facility Agreement will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board of Governors, including Regulation T, Regulation U or Regulation X, in each case as in effect from time to time.

3.2Covenants. Each Guarantor covenants and agrees with the Lender that:

(a)Such Guarantor will provide to the Lender, in each case in form and substance reasonably satisfactory to the Lender:

(i)within a calendar week of the date hereof, copies of the Organizational Documents of such Guarantor (including each amendment thereto) certified as of a date reasonably near the date hereof as being a true and complete copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Guarantor is organized;

(ii)within a calendar week of the date hereof, a certificate of the secretary or assistant secretary of each such Guarantor dated as of a date reasonably near the date hereof and certifying (A) that attached thereto is a true and complete copy of the Organizational Documents of such Party as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or similar governing body of such Guarantor (and, if applicable, any parent company of such Guarantor) approving and authorizing the execution, delivery and performance of this Guaranty Agreement and the Working Capital Facility Agreement and the consummation of the transactions contemplated herein and therein, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation, formation or organization, as applicable, of such Guarantor have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (iv) below and (D) as to the incumbency and specimen signature of each Person authorized to execute this Guaranty Agreement, the Working Capital Facility Agreement or any other document delivered in connection herewith on behalf of such Guarantor;

(iii)within a calendar week of the date hereof, a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate pursuant to clause (ii) above; and

(iv)on the Closing Date, a copy of the certificate of good standing of such Guarantor from the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Guarantor is organized (dated as of a date reasonably near the Closing Date).

EU-DOCS\22159719

(b)From and after the date of this Guaranty until the Discharge of the Guaranteed Obligations DASAN shall provide to the Lender access to books and records as set forth in Section 14.6.1 (Access to Books and Records), mutatis mutandis, of the SPA.

SECTION 4

POWER OF ATTORNEY AND FURTHER ASSURANCES

4.1Lender's Appointment as Attorney-in-Fact, Etc. Each Guarantor hereby irrevocably constitutes and appoints the Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Guarantor and in the name of such Guarantor or in its own name, for the purpose of carrying out the terms of this Guaranty, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Guaranty.

4.2Further Assurances. Each Guarantor agrees that from time to time, at the expense of such Guarantor, it shall promptly execute and deliver all further instruments and documents and take all further action that may be necessary in order to ensure that the Lender receives the intended benefits hereof or to enable the Lender to exercise and enforce its rights and remedies hereunder.

SECTION 5

MISCELLANEOUS

5.1Amendments in Writing. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Guarantor and the Lender, provided that any provision of this Guaranty imposing obligations on any Guarantor may be waived by the Lender in a written instrument executed by the Lender.

5.2Notices. All notices, requests and demands to or upon the Lender or any Guarantor hereunder shall be effected in the manner provided for in Section 16.1 of the SPA.

5.3No Waiver by Course of Conduct; Cumulative Remedies. The Lender shall not by any act (except by a written instrument pursuant to Section 5.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

5.4Expenses

(a)Each Guarantor agrees to pay or reimburse the Lender for all its reasonable costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Guaranty and any other Loan Document to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to the Lender.

(b)Each Guarantor agrees to pay, and save the Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the collateral securing the Guaranteed Obligations or in connection with any of the transactions contemplated by the Working Capital Facility Agreement.

(c)Each Guarantor agrees that the provisions of Section 4.3 of the draft working capital facility agreement attached hereto as Annex 1 are hereby incorporated herein by reference, mutatis mutandis, and the Lender shall be entitled to rely on each of them as if they were fully set forth herein.

(d)The agreements in this Section 5.4 shall survive repayment of the Guaranteed Obligations and all other amounts payable under the Working Capital Facility Agreement and the other Loan Documents.

5.5Successors and Assigns. This Guaranty shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Lender and its successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guaranty without the prior written consent of the Lender and any such assignment, transfer or delegation without such consent shall be null and void.

EU-DOCS\22159719

5.6Set-Off. Each Guarantor hereby irrevocably authorizes the Lender at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Guarantor or the Borrower or any other Guarantor, any such notice being expressly waived by each Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such party to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Lender may elect, against and on account of the obligations and liabilities of such Guarantor to the Lender hereunder and claims of every nature and description of the Lender against such Guarantor, in any currency, whether arising hereunder, under the Working Capital Facility Agreement, or otherwise, as the Lender may elect, whether or not the Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Lender shall notify such Guarantor promptly of any such set-off and the application made by the Lender of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section 5.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

5.7Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

5.8Section Headings. The section headings and Table of Contents used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken in consideration in the interpretation hereof.

5.9Integration; Conflicts. This Guaranty represents the agreement of the Guarantors and the Lender with respect to the subject matter hereof, and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. There are no promises, undertakings, representations or warranties by the Lender relative to the subject matter hereof not expressly set forth or referred to herein.

5.10GOVERNING LAW

THIS GUARANTY AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS GUARANTY (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.

5.11Submission to Jurisdiction; Waivers. Each Guarantor hereby irrevocably and unconditionally:

(a)submits for itself and its property in any legal action or proceeding relating to this Guaranty (whether arising in contract, tort or otherwise) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, and of the United States of America for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b)agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;

(c)agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Guaranty shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Guaranty against the Guarantor or any of its assets in the courts of any jurisdiction;

(d)waives to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty in any court referred to in paragraph (a) of this Section 5.11 (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);

(e)consents to service of process in any manner elected by the Lender in accordance with applicable law and agrees that nothing in this Guaranty will affect the right of any party hereto to serve process in any manner permitted by applicable law; and

(f)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

EU-DOCS\22159719

5.12Acknowledgments. Each Guarantor hereby acknowledges that:

(a)it has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the other Loan Documents to which it is a party;

(b)the Lender has no fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Guaranty or the Working Capital Facility Agreement, and the relationship between the Guarantors, on the one hand, and the Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)no joint venture is created hereby or by the Working Capital Facility Agreement or otherwise exists by virtue of the transactions contemplated hereby among the parties hereto.

5.13WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT,TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.13. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING

CONSULTATION WITH LEGAL COUNSEL.

[This Space Intentionally Left Blank]

EU-DOCS\22159719

Riverside KM Beteiligung GmbH

(as lender)

and

Keymile GmbH

(as borrower)

WORKING CAPITAL FACILITY AGREEMENT

EU-DCS\21571998

THIS WORKING CAPITAL FACILITY AGREEMENT (the “Agreement”) is made

BETWEEN

(1)

Riverside KM Beteiligung GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Hannover under registration number HRB 208686 (“Riverside”),

and

(2)

Keymile GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Han delsregister) of the local court (Amtsgericht) of Hannover under registration number HRB 208693 (“Keymile”)

(Riverside and Keymile collectively referred to as the “Parties”, and each individually referred to as a “Party”).

RECITALS

(A)

On 5/6 October 2018, Riverside as seller and ZTI Merger Subsidiary III Inc. as purchaser (the “Purchaser”) entered into a share purchase agreement relating to the sale and transfer of all of Riverside's shares in Keymile (the “SPA”).

(B)

It is a closing action under the SPA that Riverside and Keymile shall enter into a facilities agreement regarding a working capital facility in the amount of EUR 4,000,000 (in words: Euro four million) after the shares in Keymile have been transferred from Riverside to the Purchaser (the “WC Closing Action”).

(C)

On 20 November 2018, as amended on 28 November 2018, Riverside passed a shareholder's resolution pursuant to which Keymile’s remaining free capital reserve is fully released and the released free capital reserve shall be distributed to Riverside. As set out in Clause 4.3.1 (Distribution) of the SPA, such distribution claim is immediately due and payable, except for a portion of the distribution claim in an amount of EUR 4,000,000 (such amount, the “Retained Cash Amount”).

(D)

On 5/6 October 2018, the Purchaser, DASAN Zhone Solutions Inc. (together with the Purchaser, the “Guarantors”) and Riverside have entered into a guaranty agreement governed by the laws of New York under which the Guarantors have agreed to guaranty, inter alia, the obligations of Keymile under this Agreement (the “Guaranty”).

(E)

In order to fulfil the WC Closing Action, Riverside intends to make available the Retained Cash Amount to Keymile by way of a working capital facility subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	DEFINITIONS

Unless otherwise defined herein, capitalized terms in this Agreement shall have the meaning ascribed to such terms in the SPA.

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited), if such Person is a limited liability company, membership interests, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Closing Date, but ex cluding debt securities convertible or exchangeable into such equity interests.

“Finance Documents” means this Agreement and the Guaranty.

“Material Adverse Effect” means (i) any fact or circumstance that has a material adverse effect on the ability of an Obligor to fulfil its payment obligations under a Finance Document, and (ii) any change or effect that is, and/or could reasonably be expected to be, materially adverse to the assets, financial condition and/or results of operations (Vermögens-, Finanz- und/oder Ertragslage) of the

EU-DCS\21571998

Group taken as a whole, that results, or could reasonably be expected to result, in Losses of the Group Entities in excess of EUR 1,100,000 (in words: one million one hundred thousand Euro) in the individual case or in a fiscal year, provided that Losses resulting from the same or a similar source (Serienschäden) shall be aggregated in order to determine whether a Material Adverse Effect has occurred.

“Obligors” means Keymile and the Guarantors.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

2.	LOAN AMOUNT; UTILIZATION
2.1	Riverside hereby grants a working capital facility in the amount of EUR 4,000,000 (in words: Euro four million) (the “Loan Amount”) to Keymile.
2.2

The Parties acknowledge and agree that the Retained Cash Amount shall, for this purpose, remain with Keymile and the Parties hereby set-off (aufrechnen) the loan disbursement claim of Keymile against Riverside under this Agreement with Riverside's distribution claim in the amount of the Retained Cash Amount.

3.	INTEREST

The rate of interest applicable to the Loan Amount outstanding from time to time shall be at a fixed rate of 3.50 % p.a. from the date of this Agreement (excluding) until (and including) the date the Loan Amount and any interest accrued thereon is fully repaid. Interest shall be calculated on the basis of the actual number of days elapsed and a year of three hundred sixty (360) days. Interest shall be due and payable on the Due Date I and the Final Maturity Date as provided for in Clause 4.1.

4.	REPAYMENT
4.1	Keymile shall repay the Loan Amount in full together with accrued interest to Riverside in accordance with the following repayment scheme:

Repayment Date	Amount
The date falling 6 months after 1 October 2018 “Due Date I”)	50 % of the Loan Amount outstanding plus interest accrued thereon.
The date falling 13 months after 1 October 2018 (“Final Maturity Date” and together with the Due Date I, the “Due Dates”)	The full Loan Amount outstanding plus interest accrued thereon.

EU-DCS\21571998

4.2	Keymile is entitled to partially or fully repay the Loan Amount together with any accrued interest at any time without any prepayment fee or damages or break costs.
4.3

All payments under this Agreement by Keymile shall be made (a) by wire transfer to an account notified to Keymile by Riverside at least 5 Business Days before such payment falls due and (b) free and clear of, and without deduction, set-off or withholding for or on account of, present or future income or other taxes, levies, imposts, duties or charges of any nature (all such taxes, levies, imposts, duties or charges, “Taxes”); and if any Taxes are required to be withheld from any principal, interest or other amounts payable hereunder to Riverside, the amounts so payable shall be increased to the extent necessary to pay to Riverside (after payment of all Taxes) the amount of such principal, interest or other amounts intended to be repaid hereunder at the rates or in the amounts specified herein.

4.4	The obligation to repay the Loan Amount including accrued interest may be discharged by set-off.
5.	INTEREST ON LATE PAYMENT

If a sum payable by Keymile hereunder is not paid on any of the Due Dates, it shall from such Due Date, in respect of the amount due on such Due Date, accrue interest daily against the outstanding principal at 10.00 % p.a., without any reminder (Mahnung) being required.

6.	UNDERTAKINGS

While any claim under this Agreement is outstanding or any other obligation under this Agreement has not been finally discharged, the following shall apply:

6.1	The information undertakings under Clause 14.6.1 of the SPA shall apply accordingly as if set out in full herein.
6.2	Keymile undertakes to ensure that the reimbursement of the Loan Amount and interest thereon shall always be allowed under any credit facility agreement Keymile is entering into.
6.3

Keymile undertakes to inform Riverside in writing of any fact or circumstance which causes or is reasonably likely to cause an Event of Default, unless to the extent this would violate U.S. Securities and Exchange Commission (SEC) rules.

7.	EVENTS OF DEFAULT
7.1	Each of the events set out below constitutes an “Event of Default”:
(a)	Keymile does not pay on any Due Date the amount payable in the manner required under this Agreement unless such payment is made within 5 Business Days of the respective Due Date.
(b)	An Obligor breaches any provision of a Finance Document and such breach, if capable of remedy, is not remedied within 15 Business Days of Riverside giving notice of such breach to Keymile.
(c)

(i) An Obligor is overindebted (überschuldet) or unable to pay its debts as they fall due (zahlungsunfähig), commences negotiations with any or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors or, for any of the reasons set out in Sections 17 to 19 InsO; (ii) an Obligor files for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) (iii) the board of directors (Geschäftsführung) of an Obligor is required by law to file for insolvency; (iv) the competent court takes any of the actions set out in Section 21 InsO or institutes insolvency proceedings against an Obligor (Eröffnung des Insolvenzverfahrens) or (v) any event occurs or any proceedings are commenced with respect to an Obligor which, under the laws of any jurisdiction to which it is subject or in which it has assets, has a similar or analogous effect.

(d)	A Material Adverse Effect.
(e)	The facilities under the credit agreement relating to the financing of the Purchase Price have been accelerated by the lenders.

EU-DCS\21571998

(f)

A Change of Control occurs in relation to the Purchaser and/or Keymile. “Change of Control” means that the Person (or Persons) doing so at the date of this Agreement no longer hold (directly or indirectly) at least 50.1% of the Equity Interests and/or the voting rights in the relevant Person.

(g)	All or substantially all of the Group’s assets (including shares) are disposed of.
7.2

If an Event of Default has occurred and has not been remedied or waived, Riverside may, by written notice to Keymile, declare that all or part of the outstanding Loan Amount, together with accrued interest, shall be immediately due and payable, whereupon they shall become immediately due and payable.

8.	ASSIGNMENT/TRANSFER
8.1

Keymile may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Riverside (such consent not to be unreasonably withheld or delayed) and any such purported assignment or transfer without such written consent shall be void.

8.2

Riverside may assign its rights and/or obligations under this Agreement by assignment (Abtretung) and/or transfer of contract (Vertragsübernahme) without prior written consent of Keymile to an Affiliate. Keymile already approves and consents to any such assignment and/or transfer of contract.

9.	MISCELLANEOUS
9.1	Any amendments to this Agreement (including amendments to and waivers of this Section 9.1) shall be valid only if made in written form, unless mandatory law requires stricter form.
9.2	Clause 16.2.2 of the SPA shall apply accordingly, as if set out in full herein.
9.3

Any failure or delay by any Party in exercising any right or remedy will not constitute a waiver. A waiver of any term or condition of this Agreement or of any right or remedy arising in connection therewith shall not constitute a continuing waiver.

9.4

The Parties shall execute and deliver all such additional documents and take all such additional actions as the other Party may reasonably require in order to effectively complete the transactions contemplated hereunder.

9.5

This Agreement shall be governed by the laws of the Federal Republic of Germany excluding the German conflict of law rules. The venue for all disputes arising under or in connection with this Agreement shall be Munich, Germany.

9.6

If any provision of this Agreement is or becomes wholly or partially invalid, void or unenforceable, this will not affect the validity of the other provisions of this Agreement. The same will apply if it should transpire that this Agreement contains a contractual omission (Lücke). Instead of the invalid, void or unenforceable provision, the Parties will agree on an arrangement which comes as close as legally possible to what the Parties were trying to +achieve with the invalid, void or unenforceable provision (or, as the case may be, the invalid, void or unenforceable part thereof). In the event that a contractual omission needs to be filled, an arrangement will be agreed upon which, in accordance with the purpose and intent of this Agreement, comes as close as possible to what the Parties would have agreed upon if they had thought about the matter at the time of conclusion of this Agreement. It is the express intent of the Parties that this Section 9.6 will not be construed as a mere reversal of the burden of proof (Beweislastumkehr) but rather as a contractual exclusion of Section 139 BGB in its entirety.

EU-DCS\21571998

Signatures

For and on behalf of
Riverside KM Beteiligung GmbH on 3 January 2019

/s/ Peter Schaberger /s/ Bernd Starrock
Name(s):Peter Schaberger/Bernd Starrock
Function(s): Managing Directors

For and on behalf of
Keymile GmbH on 3 January 2019

/s/ Lothar Schwemm /s/ Renate Edsen
Name(s):Lothar Schwemm/ppa. Renate Edsen
Function(s): Managing Director/Authorized Officer

EU-DCS\21571998